Exhibit 10.13

AGREEMENT ON THE MANAGEMENT OF PETROLEUM OPERATIONS (JOA)

COVERING THE KOMBE-NSEPE PERMIT

BETWEEN

SOCIETE NATIONALE DES HYDROCARBURES

AND

PERENCO OIL AND GAS (CAMEROON) LTD.

AND

KOSMOS ENERGY CAMEROON HC

TABLE OF CONTENTS

1.	DEFINITIONS	3

2.	EFFECTIVE DATE AND TERM	8

3,	SCOPE	8

4.	OPERATOR	9

5.	OPERATIONS MANAGEMENT BOARD	17

6.	WORK PROGRAMS AND BUDGETS	21

7.	EXCLUSIVE OPERATIONS	26

8.	DEFAULT	37

9.	DISPOSITION OF PRODUCTION	40

10,	ABANDONMENT	41

11.	SURRENDER, EXTENSIONS AND RENEWALS	43

12,	TRANSFER OF INTEREST OR RIGHTS	44

13.	WITHDRAWAL FROM AGREEMENT	46

14.	RELATIONSHIP OF PARTIES AND TAX	49

15.	CONFIDENTIAL INFORMATION - PROPRIETARY TECHNOLOGY	50

16.	FORCE MAJEURE	52

17.	NOTICES	52

18.	APPLICABLE LAW AND DISPUTE RESOLUTION	53

19.	GENERAL PROVISIONS	55

SCHEDULE A: ACCOUNTING PROCEDURE		59

SCHEDULE B: CONTRACT AREA		60

AGREEMENT ON THE MANAGEMENT OF PETROLEUM OPERATIONS (JOA)

CONCERNING THE KOMBE-NSEPE PERMIT, DOUALA BASIN, CAMEROON

AMONG:

PERENCO OIL AND GAS (CAMEROON) LTD., a company incorporated in the Cayman Islands (hereinafter referred to as Perenco); and

KOSMOS ENERGY CAMEROON HC, a company incorporated in the Cayman Islands (hereinafter referred to as Kosmos); and

SOCIETE NATIONALE DES HYDROCARBURES, a State company incorporated in the Republic of Cameroon (hereinafter referred to as SNH).

The companies named above may sometimes individually be referred to as a Party and collectively as the Parties).

WHEREAS:

A.            By a Decree 2005/249 dated 30 June 2005 Perenco and SNH were granted the Kombe-Nsepe Permit, Cameroon (the Permit); such Permit comprises a consolidation of the majority of the Kombe and Nsepe Permits previously held by Perenco and SNH;

B.            Perenco and SNH and the Republic of Cameroon are parties to a Convention d’Establissement and a Contrat d’Association dated 11 December 1997 (the two collectively the Contract) previously governing the Kombe and Nsepe Permits and which continue to govern the Permit;

C.            Perenco and SNH are parties to a November 1998 Agreement on the Management of Petroleum Operations (JOA) covering the prior Kombe Permit (the 1998 JOA) which will be superseded by this agreement;

D.            Perenco and Kosmos are party to an exploration agreement dated 5 October 2005 by which Perenco transferred to Kosmos, by way of a farm-out, a portion of its interest in the Permit and by which Perenco and Kosmos agreed to co-operate concerning the Permit and defined their respective rights and obligations relative to the Permit and the activities and operations to be undertaken in connection therewith; and

E.             The Parties wish to assure the good management of the Petroleum Operations and thus define their respective rights and obligations under the Contract.

IT IS AGREED AS FOLLOWS:

1.             DEFINITIONS

As used in this Agreement (hereinafter referred to as the JOA), the following words and terms shall have the meaning ascribed to them below:

Accounting Procedure means the rules, provisions and conditions set forth and contained in Schedule A to this Agreement. It is the same Accounting Procedure as that in Annex A of the Contract of Association.

Petroleum Legislation means the applicable petroleum legislation of the Republic of Cameroon, its amendments and regulations made under it, as specified in the Convention of Establishment.

AFE means an authorisation for expenditure pursuant to Clause 6.6 signed by the Parties.

Affiliate means a company, partnership or other legal entity which controls, or is controlled by, or which is controlled by an entity which controls, a Party. Control means the ownership directly or indirectly of fifty percent or more of the voting rights in a company, partnership or other legal entity. Controls and controlled by and other derivatives shall be construed accordingly.

Agreed Interest Rate means interest equal to LIBOR plus two percent (Libor +2%), compounded on a monthly basis.

Agreement means this agreement, together with the Schedules attached to this agreement, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

Appraisal Well means any well (other than an Exploration Well or a Development Well) whose purpose at the time of commencement of drilling such well is to appraise the extent or the volume of Hydrocarbon reserves contained in the existing Discovery.

Barrel means a quantity consisting of forty two United States gallons, corrected to a temperature of sixty (60) degrees Fahrenheit under one atmosphere of pressure.

Business Day means a day in which the banks are open in the Republic of Cameroon.

Calendar Quarter means a period of three (3) consecutive calendar months, starting respectively the first day of January, April, July and October of each year.

Calendar Year means a period of twelve (12) months commencing with 1 January and ending on the following 31 December according to the Gregorian Calendar.

Cash Premium means the payment made pursuant to Clauses 7.5(b) by a Non-Consenting Party to reinstate its rights to participate in an Exclusive Operation.

Commercial Discovery means any discovery of Hydrocarbons which any of the Parties decide to develop.

Completion means the combination of operations intended to put a well into production. Complete and other derivatives shall be construed accordingly.

Consenting Party means a Party who agrees to participate in and pay its share of the cost of an Exclusive Operation.

Contract means collectively the Convention of Establishment and the Contract of Association concluded and signed on 11 December 1997 between the Republic of Cameroon and the Parties, and any extension, renewal or amendment thereof agreed to in writing by the Parties or any production sharing agreement that may be entered into by the Parties and the State and which is expressly stated to replace the Convention of Establishment and Contract of Association.

Contract Area means the surface area of the Permit as described in Schedule B to this Agreement.

Date of First Production of Commercial Liquid Hydrocarbons means the date on which the first barrel of Liquid Hydrocarbon is stored in a storage unit for commercialisation.

Day means a calendar day unless otherwise specifically provided.

Default Notice shall mean the notification of default of payment addressed to the Parties in accordance with the provisions of Clause 8.1

Defaulting Party means any Party that fails to pay when due its Participating Interest share of Joint Account expenses, including cash advances and interest, shall be in default under this Agreement.

Deepening means an operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the deepest Zone proposed in the associated AFE, whichever is the deeper. Deepen and other derivatives shall be construed accordingly.

Development Plan means a plan for the development of Hydrocarbons from an Exploitation Area or Concession.

Development Well means any well drilled for the production of Hydrocarbons pursuant to a Development Plan.

Discounted Net Cost means that portion of each Party’s anticipated before tax cost of ceasing operations in accordance with applicable law which remains after deduction of salvage value. Such portion should be calculated at the anticipated time of ceasing operations and discounted at the Discount Rate to 31 December of the Calendar Year in question.

Discounted Net Value means the value of each Party’s estimated Entitlement which remains after payment of estimated liabilities and expenses required to win, save and transport such production to the delivery point and after deduction of estimated applicable taxes, royalties, imposts and levies on such production. Such Entitlement shall be calculated using estimated market prices and including taxes on income, discounted at the Discount Rate to 31 December of the Calendar Year in question No account shall be taken of tax allowances expected to be available in respect of the costs of ceasing operations.

Discount Rate means LIBOR Rate on the last Business Day of the month preceding each month in which the calculation is to be applied.

Discovery means the placement into evidence by drilling of an accumulation of Hydrocarbons whose existence until that moment was not proved.

Effective Date means 30 June 2005, the date of granting of the Permit.

Entitlement means a quantity of Hydrocarbons on which a Party has the right and obligation to take delivery pursuant to the Contract and this Agreement.

Exclusive Operation means all operations and/or activities carried out pursuant to this Agreement, the costs of which are chargeable to the account of less than all the Parties.

Exclusive Well means a well drilled pursuant to an Exclusive Operation.

Exploitation Area or Concession means that part of the Contract Area which is established for development of a Commercial Discovery pursuant to the Contract.

Exploitation Period means the duration of validity of one Concession.

Exploration Period means the duration of validity of one Exploration Permit.

Exploration Well means any well whose purpose at the time of commencement of drilling is to place into evidence an accumulation of Hydrocarbons whose existence was at that time unproven by drilling.

G&G Data means only geological, geophysical and geochemical data and other similar information that is not obtained through a wellbore.

Gross Negligence means the deliberate intention to act or failure to act by any person or entity which was intended to cause, or which was in reckless disregard of, or wanton indifference to, harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity.

Hydrocarbons means all substances including liquid and gaseous hydrocarbons which are subject to and covered by the Contract.

Joint Account means the accounts maintained by Operator in accordance with the provisions of this Agreement and of the Accounting Procedure for Joint Operations.

Joint Operations means those operations and activities carried out by Operator pursuant to this Agreement, the costs of which are chargeable to all Parties in accordance with their Participating Interest.

Joint Property means all wells, facilities, equipment, materials, information, funds and the property held for use in Joint Operations.

LIBOR as used herein means the London Interbank Offered Rate applicable to three months’ deposits in US dollars offered to the principal banks of the Interbank market of London for this period, quoted by the “National Westminster Bank PLC — London Branch”, London, England, at 11:00 hours London time, on the last Business Day of the month preceding each month in which the calculation is to be applied.

Minimum Work Obligations means the minimum program of Petroleum Operations and corresponding expenditures, such as specified in the Contract.

Non-Consenting Party means a Party who elects not to participate in an Exclusive Operation.

Non-Operator(s) means the Party or Parties to this Agreement other than Operator.

Operations Committee means the Committee constituted in accordance with Article 6 of the Contract of Association.

Operations Management Board means the organisation composed of representatives of each Party holding a Participating Interest for the supervision and general administration of the Joint Operations.

Operator means a Party to this Agreement designated as such in accordance with the Contract.

Participating Interest means the undivided percentage interest of each Party in the rights and obligations derived from the Contract and this Agreement.

Party means one of the parties to this Agreement and its permitted successors and assigns.

Permit means the Kombe-Nsepe Permit, Cameroon, granted to Perenco and SNH by a Decree 2005/249 dated 30 June 2005.

Plugging Back means a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone. Plug Back and other derivatives shall be construed accordingly.

Recompletion means an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore. Recomplete and other derivatives shall be construed accordingly.

Reworking means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include, but are not limited to, well stimulation operations, but exclude any routine repair or maintenance work, or drilling, Sidetracking, Deepening, Completing, Recompleting or Plugging Back of a well. Rework and other derivatives shall be construed accordingly.

Security means a standby letter of credit issued by a bank or an on demand bond issued by a security corporation, such bank or corporation having a credit rating indicating it has sufficient worth to pay its obligations in all reasonably foreseeable circumstances, or, failing the provision of either of those, cash contributed to a secure fund administered by independent trustees and invested in appropriate short term medium term US Treasury Bonds.

Senior Supervisory Personnel means with respect to a Party, any individual who functions as such Party’s designated manager or supervisor of an onshore or offshore installation or facility used for operations and activities of such Party, (but excluding all managers or supervisors who are responsible for or in charge of onsite drilling, construction or production and related operations, or any other field operations), and any individual who functions for such Party or one of its Affiliates at a management level equivalent to or superior to the tier identified above, or any officer or director of such Party or one of its Affiliates.

Sidetracking means the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties. Sidetrack and other derivatives shall be construed accordingly.

State means the Republic of Cameroon and any competent subdivision or agency thereof.

Testing means an operation intended to evaluate the capacity of a Zone to produce Hydrocarbons. Test and other derivatives shall be construed accordingly.

Work Program and Budget means a plan of work for Joint Operations and budget therefore as described and approved in accordance with Clause 6.

Zone means a reservoir containing or thought to contain a common accumulation of Hydrocarbons separately producible from any other accumulation of Hydrocarbons.

NOTE: In the event a Definition contained in the Agreement in a particular context clearly conflicts with the definition of the same term in the Contract, the Contract shall prevail. Any defined term used in this Agreement but not included in the definitions above shall have the meaning ascribed to them in the Contract.

2.             EFFECTIVE DATE AND TERM

This Agreement shall have effect from 5 October 2005 and shall continue in effect until the Contract terminates and all materials, equipment and personal property used in connection with the Joint Operations have been removed and disposed of and final settlement has been made among the Parties.

Notwithstanding the preceding sentence:

(a)           Clause 10 shall remain in effect until all wells have been properly abandoned; and

(b)           Clause 4.5 and Clause 18 shall remain in effect until all obligations, claims, arbitrations and lawsuits have been settled or otherwise resolved.

3.             SCOPE

3.1           Scope

(a)           The purpose of this Agreement is to establish the respective rights and obligations of the Parties with regard to operations under the Contract, including without limitation the joint exploration, appraisal, development and production of Hydrocarbon reserves from the Contract Area.

(b)           Without limiting the generality of Clause 3.1 (a), the following activities are outside of the scope of this Agreement and are not addressed herein:

(i)            Construction, operation, maintenance, repair and removal of facilities downstream from the point of delivery of the Parties’ shares of Hydrocarbons under the offtake agreement provided for in Clause 9.2;

(ii)           Transportation of Hydrocarbons beyond the point of delivery of the Parties’ shares of Hydrocarbons under the offtake agreement provided for in Clause 9.2;

(iii)          Marketing and sales of Hydrocarbons, except as expressly provided in Clauses 7.5, 7.9 (e) and 8.4 and in Clause 9.

(iv)          Acquisition of rights to explore for, appraise, develop or produce Hydrocarbons outside of the Contract Area (other than as a consequence of unitization with an adjoining contract area under the terms of the Contract); and

(v)          Exploration, appraisal, development or production of minerals other than Hydrocarbons, whether inside or outside of the Contract Area.

3.2        Participating Interest

(a)        The Participating Interests of the Parties as of the Effective Date are:

%
Perenco (Operator)	40.0
Kosmos	35.0
SNH	25.0

(b)        If a Party transfers all or part of its Participating Interest pursuant to the provisions of this Agreement and the Contract, the Participating Interests of the Parties shall be revised accordingly.

3.3         Ownership, Obligations and Liabilities

(a)        Unless otherwise provided in this Agreement, all the rights and interests in and under the Contract, all Joint Property and any Hydrocarbons produced from the Contract Area shall, subject to the terms of the Contract, be owned by the Parties in accordance with their respective Participating Interests.

(b)        Unless otherwise provided in this Agreement, the obligations of the Parties under the Contract and all liabilities and expenses incurred by Operator in connection with Joint Operations shall be charged to the Joint Account and all credits to the Joint Account shall be shared by the Parties, as among themselves, in accordance with their respective Participating Interests.

(c)        Each Party shall pay when due, in accordance with the Accounting Procedure, its Participating Interest share of Joint Account expenses, including cash advances and interest, accrued pursuant to this Agreement. The Parties agree that time is of the essence for payments owing under this Agreement. A Party’s payment of any charge under this Agreement shall be without prejudice to its right to later contest the charge.

4.             OPERATOR

4.1           Designation of Operator

Perenco is designated as Operator in this Agreement, and agrees to act as such.

4.2           Rights and Duties of Operator

(a)       Subject to the terms and conditions of this Agreement, Operator shall have all of the rights, functions and duties of Operator under the Contract and shall have exclusive charge of and shall conduct all Joint Operations. Operator may employ independent contractors and/or agents (which may include Affiliates of Operator) in such Joint Operations.

(b)      In the conduct of Joint Operations Operator shall:

(i)      perform Joint Operations in accordance with the provisions of the Contract, this Agreement and the instructions of the Operating

Committee and Operations Management Board not in conflict with this Agreement;

(ii)     conduct all Joint Operations in a diligent, safe and efficient manner in accordance with good and prudent oil field practices and conservation principles generally followed by the International petroleum industry under similar circumstances;

(iii)    subject to Clause 4.6 and the Accounting Procedure, neither gain a profit nor suffer a loss as a result of being the Operator in its conduct of Joint Operations, provided that Operator may rely upon Operations Management Board approval of specific accounting practices not in conflict with the Accounting Procedure;

(iv)   perform the duties for the Operations Management Board set out in Clause 5, and prepare and submit to the Operations Management Board the proposed Work Programs, Budgets and AFEs as provided in Clause 6;

(v)    acquire all permits, consents, approvals, surface or other rights that may be required for or in connection with the conduct of Joint Operations;

(vi)   upon receipt of reasonable advance notice, permit the representatives of any of the Parties to have at all reasonable times and at their own risk and expense reasonable access to the Joint Operations with the right to observe all such Joint Operations and to inspect all Joint Property and to conduct financial audits as provided in the Accounting Procedure;

(vii)  maintain the Contract in full force and effect. Operator shall promptly pay and discharge all liabilities and expenses incurred in connection with Joint Operations and use its reasonable efforts to keep and maintain the Joint Property from all liens. charges and encumbrances arising out of Joint Operations;

(viii) pay to the State from the Joint Account, within the periods and in the manner prescribed by the Contract and all applicable laws and regulations, all periodic payments, taxes, fees and other payments pertaining to Joint Operations, but excluding any taxes measured by the incomes of the Parties;

(ix)    carry out the obligations of Operator pursuant to the Contract, including, but not limited to, preparing and furnishing such reports, records and information as may be required pursuant to the Contract;

(x)     have in accordance with the decisions of the Operations Management Board, the exclusive right and obligation to represent the Parties in all dealings with the State with respect to matters arising under the Contract and Joint Operations. Operator shall notify the other Parties as soon as possible of such meetings. Non-Operators shall have the right to attend such meetings but only the capacity of observers. Nothing contained in this Agreement shall restrict any Party from holding discussions with the State with respect to any issue peculiar to its particular business interests arising under the Contract of this

Agreement, but in such event such Party shall promptly advise the Parties, if possible, before and in any event promptly after such discussions, provided that such Party shall not be required to divulge to the Parties any matters discussed to the extent the same involve proprietary information on matters not affecting the Parties;

(xi)    take all necessary and proper measures for the protection of life, health, the environment and property in the case of an emergency; provided, however, that Operator shall immediately notify the Parties of the details of such emergency and measures; and

(xii)   include, to the extent practical, in its contracts with independent contractors and to the extent lawful, provisions which:

(A)         establish that such contractors can only enforce their contracts against Operator;

(B)         permit Operator, on behalf of itself and Non-Operators, to enforce contractual indemnities against, and recover losses and damages suffered by them (insofar as recovered under their contracts) from such contractors; and

(C)         require such contractors to take insurance required by Clause 4.7 (f).

4.3           Employees of Operator

Subject to the Contract and this Agreement, Operator shall determine the number of employees, the selection of such employees, the hours of work and the compensation to be paid to all such employees in connection with Joint Operations. Operator shall employ only such employees, agents and contractors as are reasonably necessary to conduct Joint Operations.

4.4           Information Supplied by Operator

(a)   Operator shall provide Non-Operators the following data and reports as they are currently produced or compiled from the Joint Operations:

(i)            copies of all logs or surveys;

(ii)           daily drilling progress reports;

(iii)          copies of all Tests and core analysis reports;

(iv)          copies of the plugging reports;

(v)           copies of the final geological and geophysical maps and reports;

(vi)          engineering studies, development schedules and annual progress reports on development projects;

(vii)         field and well performance reports, including reservoir studies and reserve estimates;

(viii)        copies of all reports relating to Joint Operations furnished by Operator to the State, except magnetic tapes which shall be stored by Operator and made available for inspection and/or copying at the sole expense of the Non-Operator requesting same;

(ix)           other reports as frequently as is justified by the activities or as instructed by the Operations Management Board; and

(x)            subject to Clause 15.3, such additional information for Non-Operators as they or any of them may request, provided that the requesting Party or Parties pay the costs of preparation of such information and that the preparation of such information will not unduly burden Operator’s administrative and technical personnel. Only Non- Operators who pay such costs shall receive such additional information.

(b)   Operator shall give Non-Operators access at all reasonable times to all other data acquired in the conduct of Joint Operations. Any Non-Operator may make copies of such other data at its sole expense.

4.5         Claims and Lawsuits

(a)   Operator shall promptly notify the Parties of any and all material claims or suits and such other claims and suits as the Operations Management Board may direct which arise out of Joint Operations or relate in any way to Joint Operations. Operator shall represent the Parties and defend or oppose the claim or suit. Operator may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent of fifty thousand US dollars, exclusive of legal fees. Operator shall obtain the approval and direction of the Operations Management Board on amounts in excess of the above stated amount. Each Non-Operator shall have the right to be represented by its own counsel at its own expense in the settlement, compromise or defence of such claims or suits.

(b)   Any Non-Operator shall promptly notify the other Parties of any claim made against such Non-Operator by a third party which arises out of or may affect the Joint Operations, and such Non-Operator shall defend or settle the same in accordance with any directions given by the Operations Management Board. Those costs, expenses and damages incurred pursuant to such defence or settlement which are attributable to Joint Operations shall be for the Joint Account.

(c)   Notwithstanding Clause 4.5 (a) and Clause 4.5 (b), each Party shall have the right to participate in any such suit, prosecution, defence or settlement conducted in accordance with. Clause 4.5 (a) and Clause 4.5 (b) at its sole cost and expense; provided always that no Party may settle its Participating Interest share of any claim without first satisfying the Operations Management Board that it can do so without prejudicing the interests of the Joint Operations.

4.6         Limitation on Liability of Operator

(a)   Except as set out in this Clause 4.6, NEITHER THE PARTY DESIGNATED AS OPERATOR NOR ANY OTHER INDEMNITEE (AS DEFINED BELOW) SHALL BEAR (EXCEPT AS A PARTY TO THE EXTENT OF ITS PARTICIPATING INTEREST SHARE) ANY DAMAGE, LOSS, COST,

EXPENSE OR LIABILITY RESULTING FROM PERFORMING (OR FAILING TO PERFORM) THE DUTIES AND FUNCTIONS OF THE OPERATOR, AND THE INDEMNITEES ARE HEREBY RELEASED FROM LIABILITY TO NON- OPERATORS FOR ANY AND ALL DAMAGES, LOSSES, COSTS, EXPENSES AND LIABILITIES ARISING OUT OF, INCIDENT TO OR RESULTING FROM SUCH PERFORMANCE OR FAILURE TO PERFORM, EVEN THOUGH CAUSED IN WHOLE OR IN PART BY A PRE-EXISTING DEFECT, THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF OPERATOR (OR ANY SUCH INDEMNITEE).

(b)   Except as set out in this Clause 4.6, THE PARTIES SHALL IN PROPORTION TO THEIR PARTICIPATING INTERESTS DEFEND AND INDEMNIFY OPERATOR AND ITS AFFILIATES, AND THE OFFICERS AND DIRECTORS OF BOTH (COLLECTIVELY THE INDEMNITEES), FROM ANY AND ALL DAMAGES, LOSSES, COSTS, EXPENSES (INCLUDING REASONABLE LEGAL COSTS, EXPENSES AND ATTORNEYS’ FEES) AND LIABILITIES INCIDENT TO CLAIMS, DEMANDS OR CAUSES OF ACTION BROUGHT BY OR ON BEHALF OF ANY PERSON OR ENTITY, WHICH CLAIMS, DEMANDS OR CAUSES OF ACTION ARISE OUT OF, ARE INCIDENT TO OR RESULT FROM JOINT OPERATIONS, EVEN THOUGH CAUSED IN WHOLE OR IN PART BY A PRE-EXISTING DEFECT, THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF OPERATOR (OR ANY SUCH INDEMNITEE).

(c)   Nothing in this Clause 4.6 shall be deemed to relieve the Party designated as Operator from its Participating Interest share of any damage, loss, cost, expense or liability arising out of, incident to or resulting from Joint Operations.

(d)   Notwithstanding Clauses 4.6 (a) and 4.6 (b), if any Senior Supervisory Personnel of Operator or its Affiliates engage in Gross Negligence that proximately causes the Parties to incur damage, loss, cost, expense or liability for claims, demands or causes of action referred to in Clauses 4.6 (a) or 4.6 (b), then, in addition to its Participating Interest share, Operator shall bear only the actual damage, loss, cost, expense and liability to repair, replace and/or remove Joint Property so damaged or lost, if any. NOTWITHSTANDING THE FOREGOING, UNDER NO CIRCUMSTANCES SHALL ANY INDEMNITEE (EXCEPT AS A PARTY TO THE EXTENT OF ITS PARTICIPATING INTEREST) BEAR ANY DAMAGES, LOSS, COST, EXPENSE OR LIABILITY FOR ENVIRONMENTAL, CONSEQUENTIAL, PUNITIVE OR ANY OTHER SIMILAR INDIRECT DAMAGES OR LOSSES, INCLUDING BUT NOT LIMITED TO THOSE ARISING FROM BUSINESS INTERRUPTION, RESERVOIR OR FORMATION AMAGE, NABILITY TO PRODUCE HYDROCARBONS, LOSS OF PROFITS, POLLUTION CONTROL AND ENVIRONMENTAL AMELIORATION OR REHABILITATION.

4.7           Insurance Obtained by Operator

(a)   Operator shall procure and maintain or cause to be procured and maintained for the Joint Account all insurance in the types and amounts required by the Contract and applicable laws, rules and regulations and any other insurance at competitive rates as may be approved by the Operations Management Board.

(b)   Operator shall obtain such further insurance, at competitive rates, as the Operations Management Board may from time to time require.

(c)   Any Party may elect not to participate in the insurance to be procured under Clause 4.7 (b) provided such Party:

(i)    gives prompt notice to that effect to Operator;

(ii)   does nothing which may interfere with Operator’s negotiations for such insurance for the other Parties; and

(iii)  obtains and maintains such insurance (in respect of which an annual certificate of adequate coverage from a reputable insurance broker shall be sufficient evidence) or other evidence of financial responsibility which covers its Participating Interest share of the risks that would be covered by the insurance procured under Clause 4.7 (b), and which the Operations Management Board may determine to be acceptable. No such determination of acceptability shall in any way absolve a non-participating Party from its obligation to meet each cash call including any cash call in respect of damages and losses and/or the costs of remedying the same in accordance with the terms of this Agreement. If such Party obtains other insurance, such insurance shall contain a waiver of subrogation in favour of all the other Parties, the Operator and their insurers but only in respect of their interests under this Agreement.

(d)   The cost of insurance in which all the Parties are participating shall be for the Joint Account and the cost of insurance in which less than all the Parties are participating shall be charged to the Parties participating in proportion to their respective Participating Interests.

(e)   Operator shall, in respect of all insurance obtained pursuant to this Clause 4.7:

(i)   promptly inform the participating Parties when such insurance is obtained and supply them with certificates of insurance or copies of the relevant policies when the same are issued;

(ii)  arrange for the participating Parties, according to their respective Participating Interests, to be named as co-insureds on the relevant policies with waivers of subrogation in favour of all the Parties; and

(iii) duly file all claims and take all necessary and proper steps to collect any proceeds and credit any proceeds to the participating Parties in proportion to their respective Participating Interests.

(f)    Operator shall use its reasonable efforts to require all contractors performing work in respect of Joint Operations to obtain and maintain any and all insurance in the types and amounts required by any applicable laws, rules and regulations or any decision of the Operations Management Board and shall use its reasonable efforts to require all such contractors to name the Parties as additional insureds on such contractors’ insurance policies or to obtain from their insurers waivers of all rights of recourse against Operator, Non-Operators and their insurers.

4.8         Commingling of Funds

Operator may not commingle with Operator’s own funds the monies which Operator receives from or for the Joint Account pursuant to this Agreement.

4.9         Resignation of Operator

Subject to Clause 4.11, Operator may resign as Operator at any time by so notifying the other Parties at least one hundred and twenty Days prior to the effective date of such resignation. The effective date of such resignation shall be the earlier of the expiration of one hundred and twenty (120) Days or upon such earlier date upon which a successor Operator designated by the Parties is capable of assuming the obligations of the Operator in accordance with all provisions of this Agreement.

4.10       Removal of Operator

(a)   Subject to Clause 4.11, Operator shall be removed upon receipt of notice from any Non-Operator if:

(i)    an order is made by a court or an effective resolution is passed for the reorganisation under any bankruptcy law, dissolution, liquidation, or winding up of Operator;

(ii)   Operator dissolves, liquidates, is wound up, or otherwise terminates its existence;

(iii)  Operator becomes insolvent, bankrupt or makes an assignment for the benefit of creditors; or

(iv)  a receiver is appointed for a substantial part of Operator’s assets.

(b)   Subject to Clause 4.11, Operator may be removed by the decision of all the Non-Operators if Operator has committed a material breach of this Agreement and has either failed to commence to cure that breach within thirty (30) Days of receipt of a notice from Non-Operators detailing the alleged breach or failed to diligently pursue the cure to completion.

(c)   If Operator together with any Affiliate of Operator is or becomes the holder of a Participating Interest of twenty percent (20%) or less, then Operator shall be required to promptly notify the other Parties. The Operations Management Board shall then vote within sixty (60) Days of such notification on whether or not a successor Operator should be named pursuant to Clause 4.11.

(d)   If there is a direct or indirect change in control of Operator (other than a transfer of control to an Affiliate of Operator), Operator shall be required to promptly notify the other Parties. The Operations Management Board shall vote within sixty (60) Days of such notification on whether or not a successor Operator should be named pursuant to Clause 4.11. For purposes of this Clause 4.10 (d), control means the ownership directly or indirectly of fifty percent (50%) or more of the voting rights in Operator.

4.11         Appointment of Successor

When a change of Operator occurs pursuant to Clauses 4.9 or 4.10:

(a)   The Operations Management Board shall meet as soon as possible to appoint a successor Operator pursuant to the voting procedure of Clause 5.9. However, no Party may be appointed successor Operator against its will.

(b)   If the Operator disputes commission of or failure to rectify a material breach alleged pursuant to Clause 4.10(b) and proceedings are initiated pursuant to Clause 18, no successor Operator may be appointed pending the conclusion or abandonment of such proceedings, subject to the terms of Clause 8.3 with respect to Operator’s breach of its payment obligations.

(c)   If an Operator is removed, other than in the case of Clauses 4.10 (c) or 4.10 (d), neither Operator nor any Affiliate of Operator shall have the right to vote for itself on the appointment of a successor Operator, nor be considered as a candidate for the successor Operator.

(d)   A resigning or removed Operator shall be compensated out of the Joint Account for its reasonable expenses directly related to its resignation or removal, except in the case of Clause 4.10 (b).

(e)   The resigning or removed Operator and the successor Operator shall arrange for the taking of an inventory of all Joint Property and Hydrocarbons, and an audit of the books and records of the removed Operator. Such inventory and audit shall be completed, if possible, no later than the effective date of the change of Operator and shall be subject to the approval of the Operations Management Board. The liabilities and expenses of such inventory and audit shall be charged to the Joint Account.

(f)    The resignation or removal of Operator and its replacement by the successor Operator shall not become effective prior to receipt of any necessary State approvals.

(g)   Upon the effective date of the resignation or removal, the successor Operator shall succeed all duties, rights and authority prescribed for Operator. The former Operator shall transfer to the successor Operator custody of all Joint Property, books of account, records and other documents maintained by Operator pertaining to the Contract Area and to Joint Operations. Upon delivery of the above-described property and data, the former Operator shall be released and discharged from all obligations and liabilities as Operator accruing after such date.

4.12         Operator With Regard to Exploration Permits

Without prejudice to the other provisions of Clause 4, if at any time Perenco transfers any part of its Participating interest and such transfer:

(a)   is not to an Affiliate of Perenco;

(b)   is while Perenco is Operator; and

(c)   results in Perenco’s and its Affiliates’ aggregate Participating Interest being less than Kosmos’ Participating Interest,

then Perenco will:

(i)    support the appointment of Kosmos as Operator during the Exploration Period but only for the duration thereof, Perenco to retain (or be re-appointed to) the position of Operator for any development and production phases related to the Contract Area; and

(ii)   use reasonable endeavours to procure that the transferee of its Participating Interest will comply with such appointment.

5.             OPERATIONS MANAGEMENT BOARD

5.1           Establishment of Operations Management Board

Each Party will designate one representative and one alternative representative to serve on the Operations Management Board. Each Party shall give notice in writing to the other Parties of the name and address of its representative and alternate representative to serve on the Operations Management Board. Each Party shall have the right to change its representative and alternate at any time by giving proper notice to such effect to the other Parties. In addition to the representative and alternate representative, each Party may also bring to any Operations Management Board meetings such technical and other advisors as it may deem appropriate.

5.2           Powers and Duties of Operations Management Board

The Operations Management Board shall have power and duty to authorise and supervise Joint Operations that are necessary or desirable to fulfil the Contract and properly explore and exploit the Contract Area in accordance with this Agreement, in a manner appropriate in the circumstances and in accord with then current practices in the international petroleum industry.

5.3         Authority to Vote

The representative of each Party, or in his absence his alternate representative, shall be authorised to represent and bind such Party with respect to any matter which is within the powers of the Operations Management Board and is properly brought before the Operations Management Board. Each such representative shall have a vote equal to the Participating Interest of the Party such person represents. Each alternate representative shall be entitled to attend all Operations Management Board meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternative.

5.4           Subcommittees

The Operations Management Board may establish such subcommittees, including technical subcommittees, as the Operations Management Board may deem appropriate. The functions of such subcommittees shall be in an advisory capacity or as otherwise determined unanimously by the Parties.

5.5           Notice of Meeting

(a)   Operator may call a meeting of the Operations Management Board by giving notice to the Parties at least twenty Days in advance of such meeting.

(b)   Any Non-Operator may request a meeting of the Operations Management Board by giving proper notice to all the other Parties. Upon receiving such request, Operator shall call such meeting for a date not less than twenty (20) Days nor more than twenty five (25) Days after receipt of the request.

(c)   The notice periods above may only be waived with the unanimous consent of all the Parties.

5.6        Contents of Meeting Notice

(a)   Each notice of a meeting of the Operations Management Board as provided by Operator shall contain:

(i)    the date, time and location of the meeting; and

(ii)   an agenda of the matters and proposals to be considered and/or voted upon.

(b)   A Party, by notice to the other Parties given not less than seven (7) Days prior to a meeting, may add additional matters to the agenda for a meeting.

(c)   On the request of a Party, and with the unanimous consent of all Parties, the Operations Management Board may consider at a meeting a proposal not contained in such meeting agenda.

5.7         Location of Meetings

The Operator will propose the place of each meeting of the Operations Management Board. Except for exigent circumstances communicated by one (1) or more Non- Operators, such location shall be accepted.

5.8         Operator’s Duties for Meetings

(a)   With respect to meetings of the Operations Management Board and any Subcommittee, Operator’s duties shall include, but not be limited to:

(i)    timely preparation and distribution of the agenda;

(ii)   organisation and conduct of the meeting; and

(iii)  preparation of a written record or minutes of each meeting.

(b)   Operator shall have the right to appoint the chairman of the Operations Management Board and all subcommittees.

5.9           Voting Procedure

Except as otherwise expressly provided in this Agreement, all decisions, approvals and other actions of the Operations Management Board on all proposals coming before it under this Agreement shall be decided by the affirmative vote of two (2) or more Parties, which are not Affiliates, then having collectively more than seventy six percent (76%) of the Participating Interests.

5.10                           Record of Votes

The chairman of the Operations Management Board shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Operations Management Board meeting. Each representative shall sign and be provided a copy of such record at the end of such meeting and it shall be considered the final record of the decisions of the Operations Management Board.

5.11                           Minutes

The secretary shall provide each Party with a copy of the minutes of the Operations Management Board meeting within fifteen (15) Days after the end of the meeting. Each Party shall have fifteen Days after receipt of such minutes to give notice of its objections to the minutes to the secretary. A failure to give notice specifying objection to such minutes within said fifteen (15) Day period shall be deemed to be approval of such minutes. In any event, the votes recorded under Clause 5.10 shall take precedence over the minutes described above.

5.12                           Voting by Notice

(a)                                  In lieu of a meeting, any Party may submit any proposal for a decision of the Operations Management Board for a vote by notice. The proposing Party or Parties shall notify Operator who shall give each representative notice describing the proposal so submitted. Each Party shall communicate its vote by notice to Operator and the other Parties within one of the following appropriate time periods after receipt of Operator’s notice:

(i)                              twenty four (24) hours in the case of operations which involve the use of a drilling rig that is standing by in the Contract Area;

(ii)                           ten (10) Days in the case of all other proposals.

(b)                                 Except in the case of Clause 5.12(a)(i), any Non-Operator may by notice delivered to all Parties within three (3) Days of receipt of Operator’s notice request that the proposal be decided at a meeting rather than by notice. In such an event, that proposal shall be decided at a meeting duly called for that purpose.

(c)                                  Except as provided in Clause 10, any Party failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal.

(d)                                 If a meeting is not requested, then at the expiration of the appropriate time period, Operator shall give each Party a confirmation notice stating the tabulation and results of the vote.

5.13                           Effect of Vote

All decisions taken by the Operations Management Board pursuant to this Clause 5, shall be conclusive and binding on all the Parties, except that:

(a)                                  If pursuant to this Clause 5, a Joint Operation, other than an operation to fulfil the Minimum Work Obligations, has been properly proposed to the Operations Management Board and the Operations Management Board has not approved such proposal in a timely manner, then any Party shall have the right for the appropriate period specified below to propose in accordance with

Clause 7, an Exclusive Operation involving operations essentially the same as those proposed for such Joint Operation.

(i)                              For proposals involving the use of a drilling rig that is standing by in the Contract Area,such right shall be exercisable for twenty four hours after the time specified in Clause 5.12(a)(i) has expired or after receipt of Operator’s notice given pursuant to Clauses 5.13(d), as applicable.

(ii)                           For proposals to develop a Discovery, such right shall be exercisable for ten Days after the date the Operations Management Board was required to consider such proposal pursuant to Clauses 5.6 or 5.12.

(iii)                        For all other proposals, such right shall be exercisable for five (5) Days after the date the Operations Management Board was required to consider such proposal pursuant to Clauses 5.6 or 5.12.

(b)                                 If a Party voted against any proposal which was approved by the Operations Management Board and which could be conducted as an Exclusive Operation pursuant to Clause 7, other than any proposal relating to Minimum Work Obligations, then such Party shall have the right not to participate in the operation contemplated by such approval. Any such Party wishing to exercise its right of non-consent must give notice of non-consent to all other Parties within five (5) Days (or within twenty four (24) hours if the drilling rig to be used in such operation is standing by in the Contract Area) following Operations Management Board approval of such proposal. The Parties that were not entitled to give or did not give notice of non-consent shall be Consenting Parties as to the operation contemplated by the Operations Management Board approval, and shall conduct such operation as an Exclusive Operation under Clause 7. Any Party that gave notice of non- consent shall be a Non-Consenting Party as to such Exclusive Operation.

(c)                                  If the Consenting Parties to an Excusive Operation under Clauses 5.13(a) or 5.13(b) concur, then the Operations Management Board may, at any time, pursuant to this Clause 5, reconsider and approve, decide or take action on any proposal that the Operations Management Board declined to approve earlier, or modify or revoke an earlier approval, decision or action.

(d)                                 Once a Joint Operation for the drilling, Deepening, Testing, Sidetracking, Plugging Back, Completing, Recompleting, Reworking or plugging of a well, has been approved and commenced, such operation shall not be discontinued without the consent of the Operations Management Board; provided, however, that such operation may be discontinued, if:

(i)                              an impenetrable substance or other condition in the hole is encountered which in the reasonable judgment of Operator causes the continuation of such operation to be impractical; or

(ii)                           other circumstances occur which in the reasonable judgment of Operator cause the continuation of such operation to be unwarranted and after notice the Operations Management Board within the period required under Clause 5.12 (a)(i) approves discontinuing such operation.

On the occurrence of either of the above, Operator shall promptly notify the Parties that such operation is being discontinued pursuant to the foregoing,

and any Party shall have the right to propose in accordance with Clause 7 an Exclusive Operation to continue such operation.

6.                                      WORK PROGRAMS AND BUDGETS

6.1                                 Exploration and Appraisal

(a)                                  Within thirty (30) Days after the Effective Date of this Agreement, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed in the Contract Area for the remainder of the current Calendar Year and, if appropriate, for the following Calendar Year. Within thirty (30) Days of such delivery, the Operations Management Board shall meet to consider and to endeavour to agree on a Work Program and Budget.

(b)                                 On or before the first day of November of each Calendar Year, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed in the Contract Area for the following Calendar Year. Within forty five (45) Days of such delivery, the Operations Management Board shall meet to consider and to endeavour to agree on a Work Program and Budget.

(c)                                  If a Discovery is made, Operator shall deliver any notice of Discovery required under the Contract and shall as soon as possible submit to the Parties a report containing available details concerning the Discovery and Operator’s recommendation as to whether the Discovery merits appraisal.  If the Operations Management Board determines that the Discovery merits appraisal, Operator within ninety Days, shall deliver to the Parties a proposed Work Program and Budget for the appraisal of the Discovery. Within thirty (30) Days of such delivery, or earlier if necessary to meet any applicable deadline under the Contract, the Operations Management Board shall meet to consider, modify and then either approve or reject the appraisal Work Program and Budget. If the appraisal Work Program and Budget is approved by the Operations Management Board, Operator shall take such steps as may be required under the Contract to security approval of the appraisal Work Program and Budget by the State. In the event the State requires changes in the appraisal Work Program and Budget, the matter shall be resubmitted to the Operations Management Board for further consideration.

(d)                                 The Work Program and Budget agreed pursuant to this Clause 6.1 shall include the Minimum Work Obligations, or at least that part of such Minimum Work Obligations required to be carried out during the Calendar Year in question under the terms of the Contract. If within the time periods prescribed in this Clause 6.1 the Operations Management Board is unable to agree on such Work Program and Budget, then the proposal capable of satisfying the Minimum Work Obligations for the Calendar Year in question that receives the largest Participating Interest vote (even if less than the applicable percentage under Clause 5.9) shall be deemed adopted as part of the annual Work Program and Budget. If competing proposals receive equal votes, then Operator shall choose between those competing proposals. Any portion of a Work Program and Budget adopted pursuant to this Clause 6.1 (d) instead of Clause 5.9 shall include only such operations for the Joint Account as are necessary to maintain the Contract in full force and effect, including such operations as are necessary to fulfil the Minimum Work Obligations required for the given Calendar Year.

(e)                                  Any approved Work Program and Budget may be revised by the Operations Management Board from time to time. To the extent such revisions are approved by the Operations Management Board, the Work Program and Budget shall be amended accordingly. The Operator shall prepare and submit a corresponding work program and budget amendment to the State if required by the terms of the Contract.

(f)                                    Subject to Clause 6.7, approval of any such Work Program and Budget, which includes:

(i)                                an Exploration Well, whether by Drilling or Sidetracking, shall (except where Minimum Work Obligations require Testing of a well) include approval for only expenditures necessary for the drilling, Deepening or Sidetracking of such well, as applicable. When an Exploration Well has reached its authorised depth, all logs, cores and other approved Tests have been conducted and the results furnished to the Parties, Operator shall submit to the Parties in accordance with Clause 5.12(a)(i) an election to participate in an attempt to Complete such well. Operator shall include in such submission Operator’s recommendation on such Completion attempt and an AFE for such Completion costs.

(ii)                             an Appraisal Well, whether by drilling, Deepening or Sidetracking shall (except where Minimum Work Obligations require Testing of a well) include approval for only expenditures necessary for the drilling, Deepening or Sidetracking of such well, as applicable. When an Appraisal Well has reached its authorised depth, all logs, cores and other approved Tests have been conducted and the results furnished to the Parties, Operator shall submit to the Parties in accordance with Clause 5.12(a)(i) an election to participate in an attempt to Complete such well. Operator shall include in such submission Operator’s recommendation on such Completion attempt and an AFE for such Completion costs.

(g)                                 Any Party desiring to propose a Completion attempt, or an alternative Completion attempt, must do so within the time period provided in Clause 5.12(a)(i) by notifying all other Parties. Any such proposal shall include an AFE for such Completion costs.

(h)                                 If the Parties agree that Kosmos will perform certain geological and geophysical work in relation to specific exploration related Joint Operations, Kosmos may, subject to any conditions or limitations agreed by the Parties, dedicate its technical resources to perform such work and accordingly issue a properly prepared and substantiated invoice to the Operator, which invoice will be paid by the Operator from the Joint Account.

6.2                                 Development

(a)                                  If the Operations Management Board determines that a Discovery may be commercial, the Operator shall, as soon as practicable, deliver to the Parties a Development Plan together with the first annual Work Program and Budget and provisional Work Programs and Budgets for the remainder of the development of the Discovery, which shall contain, inter alia:

(i)          details of the proposed work to be undertaken, personnel required and expenditures to be incurred, including the timing of same, on a Calendar Year basis;

(ii)         an estimated date for the commencement of production;

(iii)        a delineation of the proposed Exploitation Area; and

(iv)        any other information requested by the Operations Management Board.

(b)                                 After receipt of the Development Plan and prior to any applicable deadline under the Contract, the Operations Management Board shall meet to consider, modify and then either approve or reject the Development Plan and the first annual Work Program and Budget for the development submitted by Operator.  If the Development Plan is approved by the Operations Management Board, Operator shall, as soon as possible, deliver any notice of Commercial Discovery required under the Contract and take such other steps as may be required under the Contract to secure approval of the Development Plan by the State. In the event the State requires changes in the Development Plan, the matter shall be resubmitted to the Operations Management Board for further consideration.

(c)                                  If the Development Plan is approved, such work shall be incorporated into and form part of annual Work Programs and Budgets, and Operator shall, on or before the first Day of November of each Calendar Year submit a Work Program and Budget for the Concession Area, for the following Calendar Year.Within forty five Days after such submittal, the Operations Management Board shall endeavour to agree to such Work Program and Budget, including any necessary or appropriate revisions to the Work Program and Budget for the approved Development Plan.

6.3                                 Production

On or before the first Day of November of each Calendar Year, Operator shall deliver to the Parties a proposed production Work Program and Budget detailing the Joint Operations to be performed in the Concession Area and the projected production schedule for the following Calendar Year. Within forty five (45) Days of such delivery, the Operations Management Board shall agree upon a production Work Program and Budget.

6.4                                 Itemisation of Expenditures

(a)                                  During the preparation of the proposed Work Programs and Budgets and Development Plans contemplated in this Clause 6, Operator shall consult with the Operations Management Board or the appropriate subcommittees regarding the contents of such Work Programs and Budgets and Development Plans.

(b)                                 Each Work Program and Budget and Development Plan submitted by Operator shall contain an itemised estimate of the costs of Joint Operations and all other expenditures to be made for the Joint Account during the Calendar Year in question and shall, inter alia:

(i)                              identify each work category in sufficient detail to afford the ready identification of the nature, scope and duration of the activity in question;

(ii)                           include such reasonably information regarding Operator’s allocation procedures and estimated manpower costs as the Operations Management Board may determine;

(iii)                        contain an estimate of funds to be expended by Calendar Quarter;

(iv)                       during the Exploration Period, provide a forecast of annual expenditures and activities through the end of the Exploration Period.

6.5                                 Contract Awards

Operator shall award each contract for approved Joint Operations on the following basis (the amounts stated are in thousands of US dollars):

	Procedure A	Procedure B	Procedure C
Exploration and Appraisal Operations	$0 to $500	$500 to $1,500	>$1,500
Development Operations	$0 to $1,000	$1,000 to $4,000	>$4,000
Production Operations	$0 to $500	$500 to $2,500	>$2,500

Procedure A

Operator shall award the contract to the best qualified contractor as determined by cost and ability to perform the contract without the obligation to tender and without informing or seeking the approval of the Operations Management Board, except that before entering into contracts with Affiliates of the Operator exceeding one hundred thousand US dollars (100,000 USD), Operator shall obtain the approval of the Operations Management Board.

Procedure B

Operator shall:

(a)                                  provide the Parties with a list of the entities whom Operator proposes to invite to tender for the said contract;

(b)                                 add to such list any entity whom a Party requests to be added within fourteen (14) Days of receipt of such list;

(c)                                  complete the tendering process within a reasonable period of time;

(d)                                 inform the Parties of the entities to whom the contract has been awarded, provided that before awarding contracts to Affiliates of the Operator which exceed two hundred fifty thousand US dollars (250,000 USD), Operator shall obtain the approval of the Operations Management Board;

(e)                                  circulate to the Parties a competitive bid analysis stating the reasons for the choice made; and

(f)                                    Upon the request of a Party, provide such Party with a copy of the final version of the contract awarded.

Procedure C

Operator shall:

(a)                                  provide the Parties with a list of the entities whom Operator proposes to invite to tender for the said contract;

(b)                                 add to such list any entity whom a Party requests to be added within fourteen (14) Days of receipt of such list;

(c)                                  prepare and dispatch the tender documents to the entities on the list as aforesaid and to Non-Operators;

(d)                                 after the expiration of the period allowed for tendering, consider and analyse the details of all bids received;

(e)                                  prepare and circulate to the Parties a competitive bid analysis, stating Operator’s recommendation as to the entity to whom the contract should be awarded, the reasons therefore, and the technical, commercial and contractual terms to be agreed upon;

(f)                                    obtain the approval of the Operations Management Board to the recommended bid; and

(g)                                 upon the request of a Party, provide such Party with a copy of the final version of the contract.

6.6                                 Authorisation for Expenditure (AFE) Procedure

(a)                                  Prior to incurring any commitment or expenditure for the Joint Account, which is estimated to be:

(i)                              in excess of two hundred fifty thousand US dollars (250,000 USD) in an exploration or appraisal Work Program and Budget;

(ii)                           in excess of five hundred thousand US dollars (500,000 USD) in a development Work Program and Budget; and

(iii)                        in excess of two hundred fifty thousand US dollars (250,000 USD) in a production Work Program and Budget,

Operator shall send to each Non-Operator an AFE as described in Clause 6.6(c). Notwithstanding the above, Operator shall not be obliged to furnish an AFE to the Parties with respect to any Minimum Work Obligations, workovers of wells and general and administrative costs that are listed as separate line items in an approved Work Program and Budget.

(b)                                 Prior to making any expenditures or incurring any commitments for work subject to the AFE procedure in Clause 6.6(a), Operator shall obtain the approval of the Operations Management Board to an AFE. If the Operations Management Board approves an AFE for the operation within the applicable time period under Clause 5.12, Operator shall be authorised to conduct the operation under the terms of this Agreement. If the Operations Management Board fails to approve an AFE for the operation within the applicable time period, the operation shall be deemed rejected. Operator shall promptly notify the Parties if the operation has been rejected, and, subject to Clause 7, any Party may thereafter propose to conduct the operation as an Exclusive Operation under Clause 7. When an operations is rejected under this Clause 6.6(b) or an operation is approved for differing amounts than those provided for in the applicable line items of the approved Work Program and Budget, the Work Program and Budget shall be deemed to be revised accordingly.

(c)                                  Each AFE proposed by the Operator shall:

(i)                              identify the operation by specific reference to the applicable line items in the Work Program and Budget;

(ii)                           describe the work in detail;

(iii)                        contain Operator’s best estimate of the total funds required to carry out such work;

(iv)                       outline the proposed work schedule;

(v)                          provide a timetable of expenditures, if known; and

(vi)                       be accompanied by such other supporting information as is necessary for an informed decision.

6.7                                 Overexpenditures of Work Programs and Budgets

(a)                                  For expenditures on any line item of an approved Work Program and Budget, Operator shall be entitled to incur without further approval of the Operating Committee an overexpenditure for such line item up to ten percent (10%) of the authorised amount for such line item; provided that the cumulative total of all over expenditures for a Calendar Year shall not exceed five percent (5%) of the total Work Program and Budget in question.

(b)                                 At such time that Operator is certain that the limits of Clause 6.7(a) will be exceeded, Operator shall furnish a supplemental AFE for the estimated overexpenditures to the Operations Management Board for its approval and shall provide the Parties with full details of such overexpenditures. Operator shall promptly give notice of the amounts of overexpenditure when actually incurred.

(c)                        The restrictions contained in this Article 6 shall be without prejudice to Operator’s rights to make expenditures as set out in Clauses 4.2(b)(ii) and 13.5.

7.                                      EXCLUSIVE OPERATIONS

7.1                                 Limitation on applicability

(a)                        No operations may be conducted in furtherance of the Contract except as Joint Operations under Article 5 or as Exclusive Operations under this Clause 7. No Exclusive Operation shall be conducted which conflicts with a Joint Operation.

(b)                                 Operations which are required to fulfil the Minimum Work Obligations must be proposed and conducted as Joint Operations under Clause 5, and may not be proposed or conducted as Exclusive Operations under this Clause 7. Except for Exclusive Operations relating to Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompletions or Reworking of a well originally drilled to fulfil the Minimum Work Obligations, no Exclusive Operations may be proposed or conducted until the Minimum Work Obligations are fulfilled.

(c)                                  No Party may propose or conduct an Exclusive Operation under this Clause 7, unless and until such Party has properly exercised its right to propose an Exclusive Operation pursuant to Clause 5.13, or is entitled to conduct an Exclusive Operation pursuant to Clause 10.

(d)                                 Any operation that may be proposed and conducted as a Joint Operation, other than operations pursuant to an approved Development Plan, may be proposed and conducted as an Exclusive Operation, subject to the terms of this Clause 7.

7.2                                 Procedure to Propose Exclusive Operations

(a)                                  Subject to Clause 7.1, if any Party proposes to conduct an Exclusive Operation, such Party shall give notice of the proposed operation to all Parties, other than Non-Consenting Parties who have relinquished their rights to participate in such operation pursuant to Clauses 7.4(b) or 7.4(f) and have no option to reinstate such rights under Clause 7.4(c). Such notice shall specify that such operation is proposed as an Exclusive Operation, the work to be performed, the location, the objectives, and estimated cost of such operation.

(b)                                 Any Party entitled to receive such notice shall have the right to participate in the proposed operation.

(i)                              For proposals to Deepen, Test, Complete, Sidetrack, Plug Back, Recomplete or Rework involving the use of a drilling rig that is standing by in the Contract Area, any such Party wishing to exercise such right must so notify Operator within twenty four (24) hours after receipt of the notice proposing the Exclusive Operation.

(ii)                           For proposals to develop a Discovery, any Party wishing to exercise such right must so notify the Party proposing to develop within twenty (20) Days after receipt of the notice proposing the Exclusive Operation.

(iii)                        For all other proposals, any such Party wishing to exercise such right must so notify Operator within ten Days after receipt of the notice proposing the Exclusive Operation.

(c)                                  Failure of a Party to whom a proposal notice is delivered to properly reply within the period specified above shall constitute an election by that Party not to participate in the proposed operation.

(d)                                 If all Parties properly exercise their rights to participate, then the proposed operation shall be conducted as Joint Operation. The Operator shall commence such Joint Operation as promptly as practicable and conduct it with due diligence.

(e)                                  If less than all Parties entitled to receive such proposal notice properly exercise their rights to participate then:

(i)                              immediately after the expiration of the applicable notice period set out in Clause 7.2(b), the Operator shall notify all Parties of the names of the Consenting Parties and the recommendation of the proposing Party as to whether the Consenting Parties should proceed with the Exclusive Operation.

(ii)                           Concurrently, Operator shall request the Consenting Parties to specify the Participating Interest each Consenting Party is willing to bear in the Exclusive Operation.

(iii)                        Within twenty four (24) hours after receipt of such notice, each Consenting Party shall respond to the Operator stating that it is willing to bear a Participating Interest in such Exclusive Operation equal to:

(A)                              only its Participating Interest as stated in Clause 3.2(a);

(B)                                a fraction, the numerator of which is such Consenting Party’s Participating Interest as stated in Clause 3.2(a) and the denominator of which is the aggregate of the Participating Interests of the Consenting Parties as stated in Clause 3.2(a); or

(C)                                The total of its Participating Interest as contemplated by Clause 7.2(e)(iii)(B) plus all or any part of the difference between one hundred percent and the total of the Participating Interests subscribed by the other Consenting Parties.

(iv)                       Any Consenting Party failing to advise Operator within the response period set out above shall be deemed to have elected to bear the Participating Interest set out in Clause 7.2(e)(iii)(B) as to the Exclusive Operation.

(v)                          If within the response period set out above, the Consenting Parties subscribe less than one hundred percent of the Participating Interest in the Exclusive Operation, the Party proposing such Exclusive Operation shall be deemed to have withdrawn its proposal for the Exclusive Operation, unless within twenty four hours of the expiry of the response period set out in Clause 7.2(e)(iii), the proposing Party notifies the other Consenting Parties that the proposing Party shall bear the unsubscribed Participating Interest.

(vi)                       If one hundred percent (100%) subscription to the proposed Exclusive Operation is obtained, Operator shall promptly notify the Consenting Parties of their Participating Interests in the Exclusive Operation.

(vii)                    As soon as any Exclusive Operation is fully subscribed pursuant to Clause 7.2(e)(vi) Operator (subject to Clause 7.11(f)), shall commence such Exclusive Operation as promptly as practicable and conduct it with due diligence in accordance with this Agreement.

(viii)                 If such Exclusive Operation has not been commenced within one hundred eighty (180) Days (excluding any extension specifically agreed by all Parties or allowed by the force majeure provisions of Clause 16) after the date of the notice given by Operator under Clause 7.2(e)(vi), the right to conduct such Exclusive Operation shall terminate. If any Party still desires to conduct such Exclusive Operation, notice proposing such operation must be resubmitted to the Parties in accordance with Clause 5, as if no proposal to conduct an Exclusive Operation had been previously made.

7.3                                 Responsibility for Exclusive Operations

(a)                                  The Consenting Parties shall bear in accordance with the Participating Interests agreed under Clause 7.2(e) the entire cost and liability of conducting an Exclusive Operation and shall indemnify the Non-Consenting Parties from any and all costs and liabilities incurred incident to such Exclusive Operation (including but not limited to all costs, expenses or liabilities for environmental, consequential, punitive or any other similar indirect damages or losses arising from business interruption, reservoir or formation damage, inability to produce petroleum, loss of profits, pollution control and environmental amelioration or rehabilitation) and shall keep the Contract Area free and clear of all liens and encumbrances of every kind created by or arising from such Exclusive Operation.

(b)                                 Notwithstanding Clause 7.3(a), each Party shall continue to bear its Participating Interest share of the cost and liability incident to the operations in which its participated, including but not limited to plugging and abandoning and restoring the surface location, but only to the extent those costs were not increased by the Exclusive Operation.

7.4                                 Consequences of Exclusive Operations

(a)                                  With regard to any Exclusive Operation, for so long as a Non-Consenting Party has the option to reinstate the rights it relinquished under Clause 7.4(b), such Non-Consenting Party shall be entitled to have access concurrently with the Consenting Parties, to all data and other information relating to such Exclusive Operation, other than G&G Data obtained in an Exclusive Operation. If a Non-Consenting Party desires to receive and acquire the right to use such G&G Data, then such Non-Consenting Party shall have the right to do so by paying to the Consenting Parties its Participating Interest share as set out in Clause 3.2(a) of the cost incurred in obtaining such G&G Data.

(b)                                 Subject to Clause 7.4(c) and Clause 7.6(e), each Non-Consenting Party shall be deemed to have relinquished to the Consenting Parties, and the Consenting Parties shall be deemed to own, in proportion to their respective Participating Interests in any Exclusive Operation:

(i)                              all of each such Non-Consenting Party’s right to participate in further operations in the well or Deepened or Sidetracked portion of a well in which the Exclusive Operation was conducted and any Discovery made or appraised in the course of such Exclusive Operation; and

(ii)                           all of each such Non-Consenting Party’s right pursuant to the Contract to take and dispose of Hydrocarbons produced and saved:

(A)                              from the well or Deepened or Sidetracked portion of a well in which such Exclusive Operation was conducted; and

(B)           from any wells drilled to appraise or develop a Discovery made or appraised in the course of such Exclusive Operation.

(c)           a Non-Consenting Party shall have only the following options to reinstate the rights it relinquished pursuant to Clause.7.4(b):

(i)            if the Consenting Parties decide to appraise a Discovery made in the course of an Exclusive Operation, the Consenting Parties shall submit to each Non-Consenting Party the approved appraisal program. For thirty (30) Days (or forty eight (48) hours if the drilling rig which is to be used in such appraisal program is standing by in the Contract Area) from receipt of such appraisal program, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Clause 7.4(b) and to participate in such appraisal program. The Non- Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the expense and liability of such appraisal program, to pay the lump sum amount as set out in Clause 7.5(a) and to pay the Cash Premium as set out in Clause 7.5(b);

(ii)           if the Consenting Parties decide to develop a Discovery made or appraised in the course of an Exclusive Operation, the Consenting Parties shall submit to the non-Consenting Parties a Development Plan substantially in the form intended to be submitted to the State under the Contract. For sixty Days from receipt of such Development Plan or such lesser period of time prescribed by the Contract, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Clause 7.4(b) and to participate in such Development Plan. The Non-Consenting Party may exercise such option by notifying the Party proposing to act as Operator for such Development Plan within the period specified above that such Non- Consenting Party agrees to bear its Participating Interest share of the liability and expense of such Development Plan and such future operating and producing costs, to pay the lump sum amount as set out in Clause 7.5(a) and to pay the Cash Premium as set out in Clause 7.5(b);

(iii)          if the Consenting Parties decide to Deepen, Test, Complete, Sidetrack, Plug Back, Recomplete or Rework an Exclusive Well and such further operation was not included in the original proposal for such Exclusive Well, the Consenting Parties shall submit to the Non- Consenting Parties the approved AFE for such further operation. For thirty Days (or forty eight (48) hours if the drilling rig which is to be used in such operation is standing by in the Contract Area) from receipt of such AFE, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Clause 7.4(b) and to participate in such operation. The Non-Consenting Party may exercise such option by notifying the Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such further operation, to pay the lump sum amount as set out in Clause 7.5(a) and to pay the Cash Premium as set out in Clause 7.5(b);

(d)           if a Non-Consenting Party does not properly and in a timely manner exercise such option, including paying in a timely manner in accordance with Clause 7.5, all lump sum amounts and Cash Premiums, if any, due to the Consenting Parties, such Non-Consenting Party shall have forfeited the options as set out in Clause 7.4(c) and the right to participate in the proposed program, unless such program, plan or operation is materially modified or expanded (in which case a new notice and option shall be given to such Non- Consenting Party under Clause 7.4(c));

(e)           A Non-Consenting Party shall become a Consenting Party with regard to an Exclusive Operation at such time as the Non-Consenting Party give notice pursuant to Clause 7.4(c); provided that such Non-Consenting Party shall in no way be deemed to be entitled to any lump sum amount Cash Premium paid incident to such Exclusive Operation. The Participating Interest of such Non-Consenting Party in such Exclusive Operation shall be its Participating Interest set out in Clause 3.2(a). The Consenting Parties shall contribute to the Participating Interest of the Non-Consenting Party in proportion to the excess Participating Interest that each received under Clause 7.2(e). If all Parties participate in the proposed operation, then such operation shall be conducted as a Joint Operation pursuant to Clause 5.

(f)            If after the expiry of the period in which a Non-Consenting Party may exercise its option to participate in a Development Plan the Consenting Parties desire to proceed, the Party chosen by the Consenting Parties proposing to act as Operator for such development, shall give notice to the State under the appropriate provision of the Contract requesting a meeting to advise the State that the Consenting Parties consider the Discovery to be a Commercial Discovery. Following such meeting such Operator for such development shall apply for an Exploitation Area (in accordance with the Contract). Unless the Development Plan is materially modified or expanded prior to the commencement of operations under such plan (in which case a new notice and option shall be given to the Non-Consenting Parties under Clause 7.4(c)), each Non-Consenting Party to such Development shall:

(i)            if the Contract so allows, elect not to apply for an Exploitation Area covering such development and forfeit all interest in such Exploitation Area; or

(ii)           if the Contract does not so allow, be deemed to have:

(A)          elected not to apply for an Exploitation Area covering such development;

(B)           forfeited all economic interest in such Exploitation Area;

(C)           assumed a fiduciary duty to exercise its legal interest in such Exploitation Area for the benefit of the Consenting Parties.

In either case such Non-Consenting Party shall be deemed to have withdrawn from this Agreement to the extent it relates to such Exploitation Area, even if the Development Plan is modified or expanded subsequent to the commencement of operations under such Development Plan and shall be further deemed to have forfeited any right to participate in the construction and ownership of facilities outside such Exploitation Area designed solely for the use of such Exploitation Area.

7.5           Premium to Participate in Exclusive Operations

(a)           Within thirty Days of the exercise of its option under Clause 7.4(c), each such Non-Consenting Party shall pay in immediately available funds to the Consenting Parties in proportion to their respective Participating Interests in such Exclusive Operations a lump sum amount payable in the currency designated by such Consenting Parties. Such lump sum amount shall be equal to such Non-Consenting Party’s Participating Interest share of all liabilities and expenses, including overhead, that were incurred in every Exclusive Operations relating to the Discovery, or well, as the case may be, in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Clause 7.4(b), and that were not previously paid by such Non-Consenting Party.

(b)           In addition to Clause 7.5(a), if a Cash Premium is due, then within thirty Days of the exercise of its option under Clause 7.4(c) each such Non-Consenting Party shall pay in immediately available funds, in the currency designated by the Consenting Parties who took the risk of such Exclusive Operations, to such Consenting Parties in proportion to their respective Participating Interests a Cash Premium equal to the total of:

(i)            five hundred (500%) percent of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses, including overhead, that were incurred in any Exclusive Operations relating to the obtaining of the portion of the G&G Data which pertains to the Discovery, and that were not previously paid by such Non-Consenting Party; plus

(ii)           one thousand (1000%) percent of such Non-Consenting Party’s Participating Interest share of all liabilities and expense, including overhead, that were incurred in any Exclusive Operations relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Exploration Well which made the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Clause 7.4(b), and that were not previously paid by such Non-Consenting Party; plus

(iii)          seven hundred (700%) percent of the Non-Consenting Party’s Participating Interest share of all liabilities and expense, including overhead, that were incurred in any Exclusive Operations relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Appraisal Well(s) which delineated the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Clause 7.4(b), and that were not previously paid by such Non-Consenting Party.

7.6           Order of Preference of Operations

(a)           Except as otherwise specifically provided in this Agreement, if any Party desires to propose the conduct of an operation that will conflict with an existing proposal for an Exclusive Operation, such Party shall have the right exercisable for five (5) Days, or twenty four (24) hours if the drilling rig to be used is standing by in the Contract Area, from receipt of the proposal for the Exclusive Operation, to deliver to all Parties entitled to participate in the proposed operation such Party’s alternative proposal. Such alternative proposal shall contain the information required under Clause 7.2(a). Each Party receiving such proposals shall elect by delivery of notice to Operator within the appropriate response period set out in Clause 7.2(b) to participate in one of the completing proposals. Any Party not notifying Operator within the response period shall be deemed to have voted against the proposal.

(b)           The proposal receiving the largest aggregate Participating Interest vote shall have priority over all other competing proposals. In the case of a tie vote, the Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote. Operator shall deliver notice of such result to all Parties entitled to participate in the operation within five (5) Days of the end of the response period, or twenty four (24) hours if the drilling rig to be used is standing by in the Contract Area.

(c)           Each Party shall then have two (2) Days (or twenty four hours if the drilling rig to be used is standing by in the Contract Area) from receipt of such notice to elect by delivery of notice to Operator whether such Party will participate in such Exclusive Operation, or will relinquish its interest pursuant to Clause 7.4(b). Failure by a Party to deliver such notice within such period shall be deemed an election not to participate in the prevailing proposal.

(d)           Notwithstanding the provisions of Clause 7.4(b), if for reasons other than the encountering of granite or other practically impenetrable substance or any other condition in the hole rendering further operations impracticable, a well drilled as an Exclusive Operation fails to reach the deepest objective Zone described in the notice proposing such well, Operator shall give notice of such failure to each Non-Consenting Party who submitted or voted for an alternative proposal under this Clause 7.6 to drill such well to a shallower Zone than the deepest objective Zone proposed in the notice under which such well was drilled. Each such Non-Consenting Party shall have the option exercisable for forty eight (48) hours from receipt of such notice to participate for its Participating Interest share in the initial proposed Completion of such well. Each such Non-Consenting Party may exercise such option by notifying the Operator that it wishes to participate in such Completion and by paying its share of the cost of drilling such well to its deepest depth drilled in the Zone in which it is Completed. All liabilities and expenses for drilling and Testing the Exclusive Well below that depth shall be for the sole account of the Consenting Parties. If any such Non-Consenting Party does not properly elect to participate in the first Completion proposed for such well, the relinquishment provisions of Clause 7.4(b) shall continue to apply to such Non-Consenting Party’s interest.

7.7           Stand-by Costs

(a)           When an operation has been performed, all tests have been conducted and the results of such tests furnished to the Parties, stand by costs incurred pending response to any Party’s notice proposing an Exclusive Operation for Deepening, Testing, Sidetracking, Completing, Plugging Back, Recompleting, Reworking or other further operation in such well (including the period required under Clause 7.6 to resolve competing proposals) shall be charged and borne as part of the operation just completed. Stand by costs incurred subsequent to all Parties responding, or expiration of the response time permitted, whichever first occurs, shall be charged to and borne by the Parties proposing the Exclusive Operation in proportion to their Participating

Interests, regardless of whether such Exclusive Operation is actually conducted.

(b)           If a further operation is proposed while the drilling rig to be utilised is on location, any Party may request and receive up to five (5) additional Days after expiration of the applicable response period specified in Clause 7.2(b) within which to respond by notifying Operator that such Party agrees to bear all stand by costs and other costs incurred during such extended response period. Operator may require such Party to pay the estimated stand by time in advance as a condition to extending the response period. If more than one Party requests such additional time to respond to the notice, stand by costs shall be allocated between such Parties on a day-to-day basis in proportion to their Participating Interests.

7.8           Use of Property

(a)           The Parties participating in any Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting or Reworking of any well drilled under this Agreement shall be permitted to use, free of cost, all casing, tubing and other equipment in the well that is not needed for operations by the owners of the wellbore, but the ownership of all such equipment shall remain unchanged. On abandonment of a well in which operations with differing participation have been conducted, the Parties abandoning the well shall account for all equipment in the well to the Parties owning such equipment by tendering to them their respective Participating Interest shares of the value of such equipment less the cost of salvage.

(b)           Any Party (whether owning interests in the platform or not) shall be permitted to use spare (as defined by the Operations Management Board) slots in a platform constructed pursuant to this Agreement for purposes of drilling Exploration Wells and/or Appraisal Wells and running tests in the Contract Area. No Party except an owner of a platform may drill Development Wells or run production from a well (except production resulting from initial well tests) from the platform without the prior written consent of all platform owners. If all owners of the platform participate in the drilling of a well, then no fee shall be payable under this Clause 7.8(b). Otherwise, each time a well is drilled from a platform, the Consenting Parties in the well shall pay to the owners of the platform until all wells drilled by such Parties have been plugged and abandoned a monthly fee equal to:

(i)            that portion of the total cost of the platform (including, but not limited to, costs of material, fabrication, transportation and installation), divided by the number of months of useful life established for the platform under the tax law of the host country, that one well slot bears to the total number of slots on the platform; plus

(ii)           that proportionate part of the monthly cost of operating, maintaining and financing the platform that the well drilled under this Clause 7.8(b) bears to the total number of wells served by such platform. Consenting Parties who have paid to drill a well from a platform under this Clause 7.8(b) shall be entitled to Deepen or Sidetrack that well for no additional charge if done prior to moving the drilling rig off of location.

(c)           Spare capacity in equipment that is constructed pursuant to this Agreement and used for processing or transporting oil and gas after it has passed through primary separators and dehydrators (including without limitation treatment facilities, gas processing plants and pipelines) shall be available for use by any Party for Hydrocarbon production from the Contract Area on the terms set forth below. All Parties desiring to use such equipment shall nominate capacity in such equipment on a monthly basis by notice to Operator at least ten (10) Days prior to the beginning of each month. Operator may nominate capacity for the owners of the equipment if they so elect. If at any time the capacity nominated exceeds the total capacity of the equipment, the capacity of the equipment shall be allocated in the following priority:

(i)            first, to the owners of the equipment up to their respective Participating Interest shares of total capacity;

(ii)           second, to owners of the equipment desiring to use capacity in excess of their Participating Interest shares, in proportion to the Participating Interest of each such Party; and

(iii)          third, to Parties not owning interests in the equipment, in proportion to their Participating Interests in the Agreement.

Owners of the equipment shall be entitled to use up to their Participating Interest share of total capacity without payment of a fee under this Clause 7.8(c). Otherwise, each Party using equipment pursuant to this Clause 7.8(c) shall pay to the owners of the equipment monthly throughout the period of use an arm’s-length fee based upon third party charges for similar services in the vicinity of the Contract Area. If no arm’s-length rates for such services are available, then the Party desiring to use equipment pursuant to this Clause 7.8(c) shall pay to the owners of the equipment a monthly fee equal to:

(i)            that portion of the total cost of the equipment, divided by the number of months of useful life established for such equipment under the tax law of the host country, that the capacity made available to such Party on a fee basis under this Clause 7.8(c) bears to the total capacity of the equipment; plus

(ii)           that portion of the monthly cost of maintaining, operating and financing the equipment that the capacity made available to such Party on a fee basis under this Clause 7.8(c) bears to the total capacity of the equipment.

(d)           Payment for the use of a platform under Clause 7.8(b) or the use of equipment under Clause 7.8(c) shall not result in an acquisition of any additional interest in the equipment or platform by the paying Parties. However, such payments shall be included in the costs which the paying Parties are entitled to recoup under Clause 7.5.

(e)           Parties electing to use spare capacity on platforms or in equipment pursuant to Clause 7.8(b) or Clause 7.8(c) shall indemnify the owners of the equipment or platform against any and all costs and liabilities incurred as a result of such use (including but not limited to all costs, expenses or liabilities for environmental, consequential, punitive or other similar indirect damages or losses, whether arising from business interruption, reservoir or formation damage, inability to product petroleum, loss of profits, pollution control, environmental amelioration or rehabilitation or otherwise), but excluding costs and liabilities for which the Operator is solely responsible under Clause 4.6.

7.9           Miscellaneous

(a)           Each Exclusive Operation shall be carried out by the Consenting Parties acting as the Operations Management Board, subject to the provisions of this Agreement applied mutatis mutandis to such Exclusive Operation and subject to the terms and conditions of the Contract.

(b)           The computation of liabilities and expenses incurred in Exclusive Operations, including the liabilities and expenses of Operator for conducting such operations, shall be made in accordance with the principles set out in the Accounting Procedure. However, for uniformity, all liabilities and expenses of Consenting and Non-Consenting Parties in the case of an Exclusive Operation shall be denominated in US dollars.

(c)           Operator shall maintain separate books, financial records and accounts for Exclusive Operations which shall be subject to the same rights of audit and examination as the Joint Account and related records, all as provided in the Accounting Procedure. Said rights of audit and examination shall extend to each of the Consenting Parties and each of the Non-Consenting Parties so long as the latter are, or may be, entitled to elect to participate in such operations.

(d)           Operator, if it is conducting an Exclusive Operation for the Consenting Parties, regardless of whether it is participating in that Exclusive Operation, shall be entitled to request cash advances and shall not be required to use its own funds to pay any cost and expense and shall not be obliged to commence or continue Exclusive Operations until cash advances requested have been made, and the Accounting Procedure shall apply to Operator in respect of any Exclusive Operations conducted by it.

(e)           Should the submission of a Development Plan be approved in accordance with Clause 5.9, or should any Party propose a development in accordance with Clause 7, with either proposal not calling for the conduct of additional appraisal drilling, and should any Party wish to drill an additional Appraisal Well prior to development, then the Party proposing the Appraisal Well as an Exclusive Operation shall be entitled to proceed first, but without the right (subject to the following sentence) to future reimbursement pursuant to Clause 7.5. if such an Appraisal Well is produced, the Consenting Party or Parties shall own and have the right to take in kind and separately dispose of all of the Non-Consenting Parties’ Entitlement from such Appraisal Well until the value thereof, determined in accordance with Clause 7.5(f), equals one hundred (100%) percent of such Non-Consenting Parties’ Participating Interest shares of all liabilities and expenses including overhead, that were incurred in any Exclusive Operations relating to the Appraisal Well. If, as the result of drilling such Appraisal Well as an Exclusive Operation, the Party proposing to apply for an Exploitation Area decides to not develop the reservoir, then each Non-Consenting Party who voted in favour of such Development Plan prior to the drilling of such Appraisal Well shall pay to the Consenting Party the amount such Non-Consenting Party would have paid had such Appraisal Well been drilled as a Joint Operation.

(f)            If the Operator is a Non-Consenting Party to an Exclusive Operation to develop a Discovery, then subject to obtaining any necessary State approvals the Operator may resign, but in any event shall resign on the request of the Consenting Parties, as Operator for the Exploitation Area for such Discovery and the Consenting Parties shall select a Party to serve as Operator.

8.             DEFAULT

8.1           Default and Notice

Operator, or any non-defaulting Party in the case Operator is the Defaulting Party, shall promptly give notice of such default to the Defaulting Party and each of the non- defaulting Parties (the Default Notice). The amount not paid by the Defaulting Party shall bear interest from the date due until paid in full at the Agreed interest Rate.

8.2           Operations Management Board Meetings and Data

Beginning five Business Days from the date of the Default Notice, and thereafter while the Defaulting Party remains in default, the Defaulting Party shall not be entitled to attend Operations Management Board or subcommittee meetings or to vote on any matter coming before the Operations Management Board or any subcommittee until all of its defaults have been remedied (including payment of accrued interest). Unless agreed otherwise by the non-defaulting Parties, the voting interest of each non-defaulting Party during this period shall be its percentage of the total Participating Interests of the non-defaulting Parties. Any matters requiring a unanimous vote of the Parties shall not require the vote of the Defaulting Party. In addition, beginning five (5) Business Days from the date of the Default Notice, and thereafter while the Defaulting Party remains in default, the Defaulting Party shall not have access to any data or information relating to Joint Operations. During this period, the non-defaulting Parties shall be entitled to trade data without such Defaulting Party’s consent, and the Defaulting Party shall have no right to any data received in such a trade unless and until its default is remedied in full. The Defaulting Party shall be deemed to have elected not to participate in any Joint Operations of Exclusive Operations that are voted upon at least five (5) Business Days after the date of the Default Notice but before all of its defaults have been remedied to the extent such an election would be permitted by Clause 5.13(b) of this Agreement. The Defaulting Party shall be deemed to have approved, and shall join with the non-defaulting Parties in taking, any other actions voted on during that period.

8.3           Management of Defaulted Accounts

(a)           The Party providing the Default Notice pursuant to Clause 8.1 shall include in the Default Notice to each non-defaulting Party a statement of the sum of money that the non-defaulting Party is to pay as its portion (such portion being in the ratio that each non-defaulting Party’s Participating Interest bears to the Participating Interests of all non-defaulting Parties) of the amount in default (excluding interest), subject to the terms of this Clause 8.3. If the Defaulting Party remedies its default in full within five Business Days from the date of the Default Notice, the notifying Party shall promptly notify each non- defaulting Party by telephone and facsimile, and the non-defaulting Parties shall be relieved of their obligation to pay a share of the amounts in default. Otherwise, each non-defaulting Party shall pay Operator, within five Business Days after receipt of the Default Notice, its share of the amount which the Defaulting Party failed to pay. If any non-defaulting Party fails to pay its share of the amount in default as aforesaid, such Party shall thereupon be a Defaulting Party subject to the provisions of this Clause 8. The non-defaulting Parties which pay the amount owed by any Defaulting Party shall be entitled to receive their respective shares of the principal and interest payable by such Defaulting Party pursuant to this Clause 8.

(b)           If Operator is a Defaulting Party, then all payments otherwise payable to Operator for Joint Account costs pursuant to this Agreement shall be made to the notifying Party instead until the default is cured or a successor Operator appointed. The notifying Party shall maintain such funds in a segregated account separate from its own funds and shall apply such funds to third party claims due and payable from the Joint Account of which it has notice, to the extent Operator would be authorised to make such payments under the terms of this Agreement. The notifying Party shall be entitled to bill or cash call the other Parties in accordance with the Accounting Procedure for proper third party charges that become due and payable during such period to the extent sufficient funds are not available. When Operator has cured its default or a successor Operator is appointed, the notifying Party shall turn over all remaining funds in the account to Operator and shall provide Operator and the other Parties with a detailed accounting of the funds received and expended during this period. The notifying Party shall not be liable for any damages, losses, costs, expenses or liabilities arising as a result of its actions under this Clause 8.3(b) except to the extent Operator would be liable under Clause 4.6.

8.4           Remedies

(a)           During the continuance of a default, the Defaulting Party shall not have a right to its Entitlement, which shall vest in and be the property of the non-defaulting Parties. Operator (or the notifying Party if Operator is a Defaulting Party) shall be authorised to sell such Entitlement in an arm’s-length sale on terms that are commercially reasonably under the circumstances and, after deducting all costs, charges and expenses incurred in connection with such sale, pay the net proceeds to the non-defaulting Parties in proportion to the amounts they are owed by the Defaulting Party hereunder (and apply such net proceeds toward the establishment of a reserve fund under Clause 8.4(c), if applicable) until all such amounts are recovered and such reserve fund is established. Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non- defaulting Parties. When making sales under this Clause 8.4(a), the non- defaulting Parties shall have no obligation to share any existing market or obtain a price equal to the price at which their own production is sold.

(b)           If Operator disposes of any Joint Property or any other credit or adjustment is made to the Joint Account while a Party is in default, Operator (or the notifying Party if Operator is a Defaulting Party) shall be entitled to apply the Defaulting Party’s Participating Interest share of the proceeds of such disposal, credit or adjustment against all amounts owing by the Defaulting Party to the non-defaulting Parties hereunder (and toward the establishment of a reserve fund under Clause 8.4(c), if applicable). Any surplus remaining shall be paid to the Defaulting Party and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.

(c)           The non-defaulting Parties shall be entitled to apply proceeds received under Clauses 8.4(a) and 8.4(b) toward the creation of a reserve fund in an amount equal to the Defaulting Party’s Participating Interest share of:

(i)            the estimated cost to abandon any wells and other property in which the Defaulting Party participated;

(ii)           the estimated cost of severance benefits for local employees upon cessation of operations; and

(iii)          any other identifiable costs that the non-defaulting Parties anticipate will be incurred in connection with the cessation of operations.

(d)           If a Defaulting Party fails to remedy its default by the sixtieth Day following the date of the Default Notice, then, without prejudice to any other rights available to the non-defaulting Parties to recover amounts owing to them under this Agreement, each non-defaulting Party shall have the option, exercisable at anytime thereafter until the Defaulting Party has completely cured its defaults, to require that the Defaulting Party completely withdraw from this Agreement and the Contract. Such option shall be exercised by notice to the Defaulting Party and each non-defaulting Party. If such option is exercised, the Defaulting Party shall be deemed to have transferred, pursuant to Clause 13.6, effective on the date of the non-defaulting Party’s notice, all of its right, title and beneficial interest in and under this Agreement and the Contract to the non-defaulting Parties. The Defaulting Party shall, without delay following any request from the non-defaulting Parties, do any and all acts required to be done by applicable law or regulation in order to render such transfer legally valid, including, without limitation, obtaining all State consents and approvals, and shall execute any and all documents and take such other actions as may be necessary in order to effect a prompt and valid transfer of the interests described above. The Defaulting Party shall be obligated to promptly remove any liens and encumbrances which may exist on such transferred interests. For purposes of this Clause 8.4(d), each Party constitutes and appoints each other Party its true and lawful attorney to execute such instruments and make such filings and applications as may be necessary to make such transfer legally effective and to obtain any necessary consents of the State. Actions under this power of attorney may be taken by any Party individually without the joinder of the others. This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest. If requested, each Party shall execute a form prescribed by the Operations Management Board setting forth this power of attorney in more detail. In the event all State approvals are not timely obtained, the Defaulting Party shall hold its Participating Interest in trust for the non-defaulting Parties who are entitled to receive the Defaulting Party’s Participating Interest. Notwithstanding the terms of Clause 13, in the absence of an agreement among the non-defaulting Parties to the contrary, any transfer to the non- defaulting Parties following a withdrawal pursuant to this Clause 8.4(d) shall be in proportion to the Participating Interests of the non-defaulting Parties. The acceptance by a non-defaulting Party or any portion of a Defaulting Party’s Participating Interest shall not limit any rights or remedies that the non-defaulting Party has to recover all amounts (including interest) owing under this Agreement by the Defaulting Party.

8.5           Survival

The obligations of the Defaulting Party and the rights of the non-defaulting Parties shall survive the surrender of the Contract, abandonment of Joint Operations and termination of this Agreement.

8.6           No Right of Set Off

Each Party acknowledges and accepts that a fundamental principle of this Agreement is that each Party pays its Participating Interest share of all amounts due under this Agreement as and when required. Accordingly, any Party which becomes a Defaulting Party undertakes that, in respect of either any exercise by the non- defaulting Parties of any rights under or the application of any of the provisions of this Article 8, such Party hereby waives any right to raise by way of set off or invoke as a defence, whether in law or equity, any failure by any other Party to pay amounts due and owing under this Agreement or any alleged claim that such Party may have against Operator or any Non-Operator, whether such claim arises under this Agreement or otherwise. Each Party further agrees that the nature and amount of the remedies granted to the non-defaulting Parties hereunder are reasonable and appropriate in the circumstances.

9.             DISPOSITION OF PRODUCTION

9.1           Right and Obligation to Take in Kind

Except as otherwise provided in Clauses 9 or Clause 8, each Party shall have the right and obligation to own, take in kind and separately dispose of the share of total production available to it from any Exploitation Area pursuant to the Contract and this Agreement in such quantities and in accordance with such procedures as may be set forth in the offtake agreement referred to in Clause 9.2 or in the special arrangements for natural gas referred to in Clause 9.3. The Parties shall endeavour to obtain State’s agreement to the principles set forth in this Clause 9.

9.2           Offtake Agreement for Crude Oil

If crude oil is to be produced from an Exploitation Area, the Parties shall in good faith, and not less than three months prior to first delivery of crude oil, negotiate and conclude the terms of an agreement to cover the offtake of crude oil produced under the Contract. The State may, if necessary and practicable, also be party to the offtake agreement. This offtake agreement shall, to the extent consistent with the Contract, make provision for:

(a)           The delivery point, at which title and risk of loss of Participating Interest shares of crude oil shall pass to the Parties interested (or as the Parties may otherwise agree);

(b)           Operator’s regular periodic advice to the Parties of estimates of total available production for succeeding periods, quantities of each grade of crude oil and each Party’s share for as far ahead as is necessary for Operator and the Parties to plan offtake arrangements. Such advice shall also cover for each grade of crude oil total available production and deliveries for the preceding period, inventory and overlifts (a Party’s lifting in excess of its current Entitlement) and underlifts (a Party’s lifting less than its current Entitlement);

(c)           Nomination by the Parties to Operator of acceptance of their shares of total available production for the succeeding period. Such nominations shall in any one period be for each Party’s entire share of available production during that period subject to operational tolerances and agreed minimum economic cargo sizes or as the Parties may otherwise agree;

(d)           Elimination of overlifts and underlifts;

(e)           If offshore loading or a shore terminal for vessel loading is involved, risks regarding acceptability of tankers, demurrage and (if applicable) availability of berths;

(f)            Distribution to the Parties of available grades, gravities and qualities of Hydrocarbons to ensure, to the extent Parties take delivery of their Entitlements as they accrue, that each Party shall receive in each period Entitlements of grades, gravities and qualities of Hydrocarbons for each Exploitation Area in which it participates similar to the grades, gravities and qualities of Hydrocarbons received by each other Party from that Exploitation Area in that period;

(g)           To the extent that distribution of Entitlements on such basis is impracticable due to availability of facilities and minimum cargo sizes, a method of making periodic adjustments; and

(h)           The option and the right of the other Parties to sell an Entitlement which a Party fails to nominate for acceptance pursuant to Clause 9.2(c) above or of which a Party fails to take delivery, in accordance with applicable agreed procedures, provided that such failure either constitutes a breach of Operator’s or Parties’ obligations under the terms of the Contract, or is likely to result in the curtailment or shut-in of production. Such sales shall be made only to the limited extent necessary to avoid disruption in Joint Operations. Operator shall give all Parties as much notice as is practicable of such situation and that a sale option has arisen. Any sale shall be of the unnominated or undelivered Entitlement as the case may be and for reasonable periods of time as are consistent with the minimum needs of the industry and in no event to exceed twelve (12) months. The right of sale shall be revocable at will subject to any prior contractual commitments. Payment terms for production sold under this option shall be established in the offtake agreement. If an offtake agreement has not been entered into by the date of first delivery of crude oil, the Parties shall be bound by the principles set forth in this Clause 9.2 until an offtake agreement has been entered into.

9.3           Separate Agreement for Natural Gas

The Parties recognise that if natural gas is discovered it may be necessary for the Parties to enter into special arrangements for the disposal of the natural gas, which are consistent with the Development Plan and subject to the terms of the Contract.

10.          ABANDONMENT

10.1         Abandonment of Wells Drilled as Joint Operations

(a)           A decision to plug and abandon any well which has been drilled as a Joint Operation shall require the approval of the Operations Management Board.

(b)           Should any Party fail to reply within the period prescribed in Clauses 5.12(a)(i) or 5.12(a)(ii), whichever is applicable, after delivery of notice of the Operator’s proposal to plug and abandon such well, such Party shall be deemed to have consented to the proposed abandonment.

(c)           If the Operations Management Board approves a decision to plug and abandon an Exploration Well or an Appraisal Well, any Party voting against such decision may propose, within the time periods allowed by Clause 5.13(a), to conduct an alternate Exclusive Operation in the wellbore. If no Exclusive Operation is timely proposed, or if an Exclusive Operation is timely proposed but is not commenced within the applicable time periods under Clause 7.2, such well shall be plugged and abandoned.

(d)           Any well plugged and abandoned under this Agreement shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the Parties who participated in the cost of drilling such well.

(e)           Notwithstanding anything to the contrary in this Clause 10.1 or elsewhere in this Agreement:

(i)            if the Operations Management Board approves a decision to plug and abandon a well from which Hydrocarbons have been produced and sold, any Party voting against the decision may propose, within five (5) Days after the time specified in Clauses 5.6 or 5.12 has expired, to take over the entire well as an Exclusive Operation. Any Party originally participating in the well shall be entitled to participate in the operation of the well as an Exclusive Operation by response notice within ten Days after receipt of the notice proposing the Exclusive Operation. The Consenting Parties shall be entitled to continue producing only from the Zone open to production at the time they assumed responsibility for the well and shall not be entitled to drill a substitute well in the event that the well taken over becomes impaired of fails;

(ii)           each Non-Consenting Party shall be deemed to have relinquished free of cost to the Consenting Parties in proportion to their Participating Interests all of its interest in the wellbore of a produced well and related equipment in accordance with Clause 7.4(b). The Consenting Parties shall thereafter bear all cost and liability of plugging and abandoning such well in accordance with applicable regulations, to the extent the Parties are or become obligated to contribute to such costs and liabilities, and shall indemnify the Non-Consenting Parties against all such costs and liabilities; and

(iii)          subject to Clause 7.9(f), Operator shall continue to operate a produced well for the account of the Consenting Parties at the rates and charges contemplated by this Agreement, plus any additional cost and charges which may arise as the result of the separate allocation of interest in such well.

10.2         Abandonment of Exclusive Operations

This Clause 10 shall apply mutatis mutandis to the abandonment of an Exclusive Well or any well in which an Exclusive Operation has been conducted (in which event all Parties having the right to conduct further operations in such well shall be notified and have the opportunity to conduct Exclusive Operations in the well in accordance with the provisions of this Clause 10).

10.3         Abandonment Security

If under the terms of the Contract or applicable law, the Parties are or become obliged to pay or contribute to the cost of ceasing operations, then the following provisions shall apply:

(a)           During preparation of a Development Plan, the Parties shall negotiate and agree a security agreement, which shall be completed and executed by all Parties participating in such Development Plan prior to application for an Exploitation Area. The security agreement shall incorporate the following principles:

(i)            Security shall be provided by each such Party for each Calendar Year commencing with the Calendar Year in which the Discounted Net Value equals less than one hundred percent of the Discounted Net Cost.

(ii)           The amount of Security required to be provided by each such Party in any Calendar Year (including security previously provided which will still be current throughout such Calendar Year) shall be equal to the amount by which one hundred percent of the Discounted Net Cost exceeds the Discounted Net Value.

(b)           Failure to provide Security shall constitute default under this Agreement.

11.          SURRENDER, EXTENSIONS AND RENEWALS

11.1         Surrender

(a)           If the Contract requires the Parties to surrender any portion of the Contract Area, Operator shall advise the Operations Management Board of such requirement at least one hundred and twenty (120) Days in advance of the earlier of the date for filing irrevocable notice of such surrender or the date of such surrender. Prior to the end of such period, the Operations Management Board shall determine pursuant to Clause 5 the size and shape of the surrendered area, consistent with the requirements of the Contract. If a sufficient vote of the Operations Management Board cannot be attained, then the proposal supported by a simple majority of the Participating Interests shall be adopted. If no proposal attains the support of a simple majority of the Participating Interests, then the proposal receiving the largest aggregate Participating Interest vote shall be adopted. In the event of a tie, the Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote. The Parties shall execute any and all documents and take such other actions as may be necessary to effect the surrender. Each Party renounces all claims and causes of action against Operator and any other Parties on account of any area surrendered in accordance with the foregoing but against its recommendation if Hydrocarbons are subsequently discovered under the surrendered area.

(b)           A surrender of all or any part of the Contract Area which is not required by the Contract shall require the unanimous consent of the Parties.

11.2         Extension of the Term

(a)           A proposal by any Party to enter into or extend the term of any Exploration or Exploitation Period or any phase of the Contract, or a proposal to extend the term of the Contract, shall be brought before the Operations Management Board pursuant to Clause 5.

(b)           Any Party shall have the right to enter into or extend the term of any Exploration or Exploitation Period or any phase of the Contract or to extend the term of the Contract, regardless of the level of support in the Operations Management Board. If any Party or Parties take such action, any Party not wishing to extend shall have a right to withdraw, subject to the requirements of Clause 13.

12.          TRANSFER OF INTEREST OR RIGHTS

12.1         Obligations

(a)           Subject always to the requirements of the Contract, the transfer of all or part of a Party’s Participating Interest, excepting transfers pursuant to Clause 8 or Clause 13, shall be effective only if it satisfies the terms and conditions of this Clause 12.

(b)           Except in the case of a Party transferring all of its Participating Interest, no transfer shall be made by any Party which results in the transferor or the transferee holding a Participating Interest of less than five percent or holding any interest other than a Participating Interest in the Contract, the Contract Area and this Agreement.

(c)           The transferring Party shall, notwithstanding the transfer, be liable to the other Parties for any obligations, financial or otherwise, which have vested, matured or accrued under the provision of the Contract or this Agreement prior to such transfer. Such obligations shall include, without limitation, any proposed expenditure approved by the Operations Management Board prior to the transferring Party notifying the other Parties of its proposed transfer.

(d)           The transferee shall have no rights in and under the Contract, the Contract Area or this Agreement unless and until it obtains any necessary State approval and expressly undertakes in an instrument satisfactory to the other Parties to perform the obligations of the transferor under the Contract and this Agreement in respect of the Participating Interest being transferred and furnishes any guarantees required by the State or the Contract.

(e)           A transferee other than an Affiliate shall have no rights in and under the Contract, the Contract Area or this Agreement unless each Party has consented in writing to such transfer, which consent shall be denied only if such transferee fails to establish to the reasonable satisfaction of each Party its capability to perform its obligations under the Contract and this Agreement.

(f)            Nothing contained in this Clause 12 shall prevent a Party from mortgaging, pledging, charging or otherwise encumbering all or part of its interest in the Contract Area and in and under this Agreement for the purpose of security relating to finance provided that:

(i)            such Party shall remain liable for all obligations relating to such interest;

(ii)           the encumbrance shall be subject to any necessary approval of the State and be expressly subordinated to the rights of the other Parties under this Agreement; and

(iii)          such Party shall ensure that any such mortgage, pledge, charge or encumbrance shall be expressed to be without prejudice to the provisions of this Agreement.

(g)           Any transfer of all or a portion of a Party’s Participating Interest whether directly or indirectly by assignment, merger, consolidation, sale of stock, or other conveyance, other than with or to an Affiliate, shall be subject to the following procedure:

(i)            In the event that a Party wishes to transfer any part or all of its Participating Interest, it shall send all other Parties written notification of its intention and invite them to submit offers therefore. The other Parties shall have thirty Days from the Date of such notification to deliver a counter-notification with a binding offer in accordance with Clause 12.1(g)(iii). If the prospective transferor Party accepts the offer, the prospective transferor and the offering Party shall have the next sixty (60) Days in which to negotiate in good faith and execute the terms and conditions of a mutually acceptable transfer agreement. If the prospective transferor does not find any Party’s offer acceptable, or if sixty (60) Days elapse and it is evident to the prospective transferor that a fully negotiated agreement with an offering Party is not imminent, the prospective transferor shall be entitled for a period of one hundred eighty (180) Days, plus such reasonable additional period as may be necessary to secure State approvals, to transfer its Participating Interest to a third party subject to the obligations set forth in this Clause 12, so long as terms and conditions of the transfer to a third party are more favourable to the prospective transferor than the best terms and conditions offered by any Party;

(ii)           If more than one Party counter-notifies the prospective transferor that it intends to acquire the Participating Interest which is the subject of the proposed transfer, then each such Party shall acquire a proportion of the Participating Interest to be transferred equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless they otherwise agree;

(iii)          All Parties giving such counter-notice shall meet to formulate a joint offer. Each such Party shall make known to the other Parties the highest price or value which it is willing to offer to the prospective transferor. The proposal with the highest price or value shall be offered to the prospective transferor as the joint proposal of the Parties still willing to participate in such offer under the provisions of Clauses 12.1(g)(i) and (ii);

(iv)          In the event that a Party’s proposed transfer of part or all of its Participating Interest involves consideration other than cash, then the Participating Interest (or part thereof) shall be allocated a reasonable and justifiable cash value by the prospective transferor in any notification to the other Parties. Such other Parties may satisfy the requirements of this Clause 12.1(g) by agreeing to pay such cash value in lieu of the consideration payable in the third-party offer.

12.2         Rights

(a)           Each Party shall have the right, subject to the provisions of Clause 12.1. to freely transfer its Participating Interest.

(b)           If the transfer of all or a portion of a Party’s Participating Interest whether directly or indirectly by assignment, merger, consolidation, sale of stock, or other conveyance is part of a wider transaction (package deal) involving such assets, such transfer shall not be subject to Clause 12.1(g).

13.          WITHDRAWAL FROM AGREEMENT

13.1         Right of Withdrawal

(a)           Subject to the provisions of this Clause 13, any Party may withdraw from this Agreement and the Contract by giving notice to all other Parties stating its decision to withdraw. Such notice shall be unconditional and irrevocable when given, except as may be provided in Clause 13.7.

(b)           The effective date of withdrawal for a withdrawing Party shall be the end of the calendar month following the calendar month in which the notice of withdrawal is given, provided that if all Parties elect to withdraw, the effective date of withdrawal for each Party shall be the date determined by Clause 13.9.

13.2         Partial or Complete Withdrawal

(a)           Within thirty Days of receipt of each withdrawing Party’s notification, each of the other Parties may also give notice that it desires to withdraw from this Agreement and the Contract. Should all Parties give notice of withdrawal, the Parties shall proceed to abandon the Contract Area and terminate the Contract and this Agreement. If less than all of the Parties give such notice of withdrawal, then the withdrawing Parties shall take all steps to withdraw from the Contract and this Agreement on the earliest possible date and execute and deliver all necessary instruments and documents to assign their Participating Interest to the Parties which are not withdrawing, without any compensation whatsoever, in accordance with the provisions of Clause 13.6.

(b)           Any Party withdrawing under Clause 11.2 or under this Clause 13 shall, at its option:

(i)            withdraw from the entirety of the Contract Area; or

(ii)           withdraw only from all exploration activities under the Contract, but not from any Exploitation Area, Commercial Discovery, or Discovery whether appraised or not, made prior to such withdrawal. Such withdrawing Party shall retain its rights in the Joint Property, but only insofar as they relate to any Exploitation Area, Commercial Discovery or Discovery, and shall abandon all other rights in the Joint Property.

13.3      Rights of a Withdrawing Party

A withdrawing Party shall have the right to receive its Entitlement of Hydrocarbons produced through the effective date of its withdrawal. The withdrawing Party shall be entitled to receive all information to which such Party is otherwise entitled under this Agreement until the effective date of its withdrawal. After giving its notification of withdrawal, a Party shall not be entitled to vote on any matters coming before the Operating Committee, other than matters for which such Party has financial responsibility.

13.4       Obligations and Liabilities of a Withdrawing Party

(a)           A withdrawing Party shall, following its notification of withdrawal, remain liable only for its share of the following:

(i)           Costs of Joint Operations, and Exclusive Operations in which it has agreed to participate, that were approved by the Operating Committee or Consenting Parties as part of a Work Program and Budget or AFE prior to such Party’s notification of withdrawal, regardless of when they are actually incurred;

(ii)          Any Minimum Work Obligations for the current period, or phase of the Contract, and for any subsequent period of phase which has been approved pursuant to Clause 11.2 and with respect to which such Party has failed to timely withdraw under Clause 13.4 (b);

(iii)         Emergency expenditures as described in Clauses 4.2(b)(ii) and 13.5;

(iv)        All other obligations and liabilities of the Parties or Consenting Parties, as applicable, with respect to acts or omissions under this Agreement prior to the effective date of such Party’s withdrawal for which such Party would have been liable, had it not withdrawn from this Agreement; and

(v)         In the case of a partially withdrawing Party, any costs and liabilities with respect to Exploitation Areas, Commercial Discoveries and Discoveries from which it has not withdrawn. The obligations and liabilities for which a withdrawing Party remains liable shall specifically include its share of any costs of plugging and abandoning wells or portions of wells in which it participated (or was required to bear a share of the costs pursuant to Clause 13.4(a)(i)), to the extent such costs of plugging and abandoning are payable by the Parties under the Contract. Any liens, charges and other encumbrances which the withdrawing Party placed on such Party’s Participating Interest prior to its withdrawal shall be fully satisfied or released, at the withdrawing Party’s expense, prior to its withdrawal. A Party’s withdrawal shall not relieve it from liability to the non-withdrawing Parties with respect to any obligations or liabilities attributable to the withdrawing Party under this Clause 13 merely because they are not identified or identifiable at the time of withdrawal.

(b)           Notwithstanding the foregoing, a Party shall not be liable for any operations or expenditures it voted against (other than operations and expenditures described in Clauses 13.4(a)(ii) or 13.4(a)(iii)) if it sends notification of its withdrawal within five Days (or within twenty four hours if the drilling rig to be used in such operation is standing by on the Contract Area) of the Operations Management Board vote approving such operation or expenditure. Likewise, a Party voting against voluntarily entering into or extending of an Exploration Period or Exploitation Period or any phase of the Contract or voluntarily extending the Contract shall not be liable for the Minimum Work Obligations associated therewith provided that it sends notification of its withdrawal within thirty Days of such vote pursuant to Clause 11.2.

13.5      Emergency

If a well goes out of control or a fire, blow out, sabotage or other emergency occurs prior to the effective date of a Party’s withdrawal, the withdrawing Party shall remain liable for its Participating Interest share of the costs of such emergency, regardless of when they are actually incurred,

13.6      Assignment

A withdrawing Party shall assign its Participating Interest free of cost to each of the non-withdrawing Parties in the proportion which each of their Participating Interests (prior to the withdrawal) bears to the total Participating Interests of all the non-withdrawing Parties, unless the non-withdrawing Parties agree otherwise. The expenses associated with the withdrawal and assignments shall be borne by the withdrawing Party.

13.7       Approvals

A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any State approvals required in connection with the withdrawal and assignments. The non-withdrawing Parties shall use reasonable efforts to assist the withdrawing Party in obtaining such approvals. Any penalties or expenses incurred by the Parties in connection with such withdrawal shall be borne by the withdrawing Party. If the State does not approve a Party’s withdrawal and assignment to the other Parties, then the withdrawing Party shall at its option either:

(a)          retract its notice of withdrawal by notice to the other Parties and remain a Party as if such notice of withdrawal had never been sent; or

(b)         hold its Participating Interest in trust for the sole and exclusive benefit of the non-withdrawing Parties with the right to be reimbursed by the non-withdrawing Parties for any subsequent costs and liabilities incurred by it for which it would not have been liable, had it successfully withdrawn.

13.8         Security

(a)         A Party withdrawing from this Agreement and the Contract pursuant to this Clause 13 shall provide Security satisfactory to the other Parties to satisfy any obligations or liabilities which were approved or accrued prior to notice of withdrawal, but which become due after its withdrawal, including, without limitation, Security to cover the costs of an abandonment, if applicable.

(b)         Failure to provide Security shall constitute default under this Agreement.

13.9      Withdrawal or Abandonment by all Parties

In the event all Parties decide to withdraw, the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the State, to satisfy any requirement of applicable law and to facilitate the sale, disposition or abandonment of property or interests held by the Joint Account.

14.       RELATIONSHIP OF PARTIES AND TAX

14.1      Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorise any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

14.2       Tax

Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under the Contract and under this Agreement. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including, but not limited to, deductions, depreciation, credits and capitalisation) with respect to the expenditures made by the Parties hereunder will be allocated by the State tax authorities to the Parties based on the share of each tax item actually received or borne by each Party. If such allocation is not accomplished due to the application of the laws and regulations of the State or other State action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended. Operator shall provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

14.3         United States Tax Election

(a)           If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership (and if the Parties have not agreed to form a tax partnership), each US Party (as defined below) elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the Code), as permitted and authorised by Section 761(a) of the Code and the regulations promulgated under the Code. Operator (or other Party designated by a majority of US Parties) is authorised and directed to execute and file for each US Party such evidence of this election as may be required by the Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by United States Treasury Regulations Sections 1.761-2 and

1.6031-1(d)(2), and shall provide a copy thereof to each US Party. Should there be any requirement that any US Party give further evidence of this election, each US Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

(b)           No Party shall give any notice or take any other action inconsistent with the election made above, If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each US Party shall make such election as may be permitted or required by such laws. In making the foregoing election, each US Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

(c)           For the purposes of this Article 14, US Party shall mean any Party which is subject to the income tax laws of the United States in respect of operations under this Agreement.

(d)           No activity shall be conducted under this Agreement that would cause any Party that is not a US Party to be deemed to be engaged in a trade or business within the United States under applicable tax laws and regulations.

(e)           A Party which is not a US Party shall not be required to do any act or execute any instrument which might subject it to the taxation jurisdiction of the United States.

15.          CONFIDENTIAL INFORMATION — PROPRIETARY TECHNOLOGY

15.1         Confidential Information

(a)        Subject to the provisions of the Contract, the Parties agree that all information and data acquired or obtained by any Party in respect of Joint Operations shall be considered confidential and shall be kept confidential and not be disclosed during the term of the Contract to any person or entity not a Party to this Agreement, except:

(i)            to an Affiliate, provided such Affiliate maintains confidentiality as provided in this Clause 15;

(ii)           to a governmental agency or other entity when required by the Contract;

(iii)          to the extent such data and information is required to be furnished in compliance with any applicable laws or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(iv)          to prospective or actual contractors, consultants and attorneys employed by any Party where disclosure of such data or information is essential to such contractor’s, consultant’s or attorney’s work;

53

(v)         to a bona fide prospective transferee of a Party’s Participating Interest (including an entity with whom a Party or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

(vi)        to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(vii)       to the extent such data and information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates’ shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any government or stock exchange, then such Party shall comply with Clause 19.3;

(viii)      to its respective employees for the purposes of Joint Operations, subject to each Party taking customary precautions to ensure such data and information is kept confidential;

(ix)         any data or information which, through no fault of a Party, becomes a part of the public domain.

(b)           Disclosure as pursuant to Clauses 15.1 (a)(iv), (v) and (vi) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the data and information strictly confidential for at least three (3) years and not to use or disclose the data and information except for the express purpose for which disclosure is to be made.

15.2         Continuing Obligations

Any Party ceasing to own a Participating Interest during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality in Clause 15.1 and any disputes shall be resolved in accordance with Clause 18.

15.3         Proprietary Technology

Nothing in this Agreement shall require a Party to divulge proprietary technology to the other Parties; provided that where the cost of development of proprietary technology has been charged to the Joint Account, such proprietary technology shall be disclosed to all Parties bearing a portion of such cost and may be used by any such Party or its Affiliates in other operations.

15.4         Trades

Notwithstanding the foregoing provisions of this Clause 15, Operator may, with approval of the Operations Management Board, make well trades and data trades for the benefit of the Parties, with any data so obtained to be furnished to all Parties who participated in the cost of the data that was traded. Operator shall cause any third party to such trade to enter into an undertaking to keep the traded data confidential.

16.          FORCE MAJEURE

16.1         Obligations

if as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish security, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure, and also estimate the period of time which the Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner, but shall not be obligated to settle any labour dispute except on terms acceptable to it and all such disputes shall be handled within the sole discretion of the affected Party.

16.2         Definition of Force Majeure

For the purposes of this Agreement, Force Majeure means any act of God, perils of navigation, storm, flood, earthquake, lightning, explosion, fire, hostilities, war (declared or undeclared), blockade, insurrection, civil commotion, acts of public enemy, quarantine restriction, epidemics, accident, riot, strike or labour disturbance, any act or failure to act of a Governmental agency or local body (provided such act or failure to act is the proximate cause of non-performance or delay in performance of any obligation under this Agreement or the exercise of any right dependent thereon) or any other cause beyond the control of any affected Party.

17.          NOTICES

Except as otherwise specifically provided, all notices authorised or required between the Parties by any of the provisions of this Agreement, shall be in writing, in English and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Parties as designated below. Oral communication does not constitute notice for purposes of this Agreement, and telephone numbers for the Parties are listed below as a matter of convenience only. The originating notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. The second or any responsive notice shall be deemed delivered when received. Received for the purposes of this Clause 17 shall mean actual delivery of the notice to the address of the Party to be notified specified in accordance with this Clause 17. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

PERENCO OIL AND GAS CAMEROON LTD.
PO Box 1225
Douala, Cameroon
Attention:	General Manager
Telephone:	+237 342 3291
Facsimile:	+237 342 4359

With copy to:

PERENCO S. A.
Lyford Manor
Lyford Cay
West Bay Street
Nassau
Bahamas
Attention:	Group Legal Director
Telephone:	+1 242 362 7200
Facsimile:	+1 242 362 7210

KOSMOS ENERGY CAMEROON HC
8401 North Central Expressway
Suite 280
Dallas, Texas 75225
USA
Attention:	W. Greg Dunlevy
Telephone:	214 363 0700
Facsimile:	+1 214 363 9024

SOCIETE NATIOIONALE DES HYDROCARBURES
B. P. 955
Yaounde, Cameroon
Attention:	The Executive General Manager
Telecopy:	011 237 204651
Telephone:	011 237 203253

18.          APPLICABLE LAW AND DISPUTE RESOLUTION

18.1         Applicable Law

This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of England, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.

18.2         Dispute Resolution

(a)           Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement or the operations carried out under this Agreement, including without limitation any dispute as to the construction validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration in accordance with this Clause 18.2. Any Party may submit such a dispute, controversy or claim to arbitration by notice to the other Parties.

(b)           The arbitration shall be heard and determined by three (3) arbitrators. Each side shall appoint an arbitrator of its choice within thirty (30) Days of the submission of a notice of arbitration. The Party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) Days following the appointment of both Party-appointed arbitrators. If the Party- appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or one Party refuses to appoint its Party-appointed arbitrator within said thirty (30) Day period, the appointing authority for the implementation of such procedure shall be the arbitral institution, in charge of the arbitration proceeding, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim.

(c)           Unless otherwise expressly agreed in writing by the Parties to the arbitration proceedings:

(i)            the arbitration proceedings shall be held in London, England;

(ii)           the arbitration proceedings shall be conducted in the English language and the arbitrator (s) shall be fluent in the English language;

(iii)          the arbitrator (s) shall be and remain at all times wholly independent and impartial;

(iv)          the arbitration proceedings shall be conducted under the Convention of the Settlement of Investment Disputes between States and Nationals for other States (ICSID Convention) as amended from time to time;

(v)           If the ICSID Convention does not apply to the dispute referred to it under the present Article 18.2, the dispute shall be settled by arbitration in accordance with the arbitration rules of the UNCITRAL.

(vi)          any procedural issues not determined under the arbitration rules selected pursuant to Clause 18.2 (c)(iv) shall be determined by the arbitration act and any other applicable laws of the place of arbitration, other than laws which would refer the matter to another jurisdiction;

(vii)         the costs of the arbitration proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the arbitrator (s);

(viii)        the decision of the sole arbitrator or a majority of the arbitrators, as the case may be, shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrator (s); made and promptly paid in US dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting such enforcement;

(ix)           consequential, punitive or other similar damages shall not be allowed except those payable to third parties for which liability is allocated among the Parties by the arbitral award;

(x)            the award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at the Agreed Interest Rate;

(xi)           judgment upon the award may be entered in any court having jurisdiction of the award and an order of enforcement, as the case may be;

(xii)          whenever the Parties are of more than one nationality, the single arbitrator or the presiding arbitrator, as the case may be, shall not be of the same nationality as any of the Parties or their ultimate parent entities;

(xiii)         for purposes of allowing the arbitration provided in this Article 18, the enforcement and execution of any arbitration decision and award, and the issuance of any attachment or other interim remedy, any governmental body or agency, including if applicable a State oil company, which becomes a Party to this Agreement agrees to waive all sovereign immunity by whatever name or title with respect to disputes, controversies or claims arising out of or in relation to or in connection with this Agreement or the operations carried out under this Agreement;

(xiv)        the arbitration shall proceed in the absence of a Party who, after due notice, fails to answer or appear. An award shall not be made solely on the default of a Party, but the arbitrator (s) shall require the Party who is present to submit such evidence as the arbitrator (s) may determine is reasonably required to make an award;

(xv)         if an arbitrator should die, withdraw or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator.

19.          GENERAL PROVISIONS

19.1         Warranties as to no Payments, Gifts and Loans

Each of the Parties warrants that neither it nor its affiliates has made or will make, with respect to the matters provided for hereunder, any offer, payment, promise to pay or authorisation of the payment of any money, or any offer, gift, promise to give or authorisation of the giving of anything of value, directly or indirectly, to or for the use or benefit of any official or employee of the Government or to or for the use or benefit of any political party, official, or candidate unless such offer, payment, gift, promise or authorisation is authorised by the written laws or regulations of Cameroon. Each of the Parties further warrants that neither it nor its affiliates has made or will make any such offer, payment, gift or promise or authorisation to or for the use or benefit of any other person if the Party knows, has a firm belief, or is aware that there is a high probability that the other person would use such offer, payment, gift, promise or authorisation for any of the purposes described in the preceding sentence. The foregoing warranties do not apply to any facilitating or expediting payment to secure the performance of routine government action. Routine government action, for purposes of this Clause 19.1, shall not include, among other things, government action regarding the terms, award or continuation of the Contract. Each Party shall respond promptly, and in reasonable detail, to any notice from any other Party or its auditors pertaining to the above stated warranty and representation and shall furnish’documentary support for such response upon request from such other Party.

19.2         Conflicts of Interest

(a)           Operator undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organisations or individuals doing or seeking to do business with the Parties in connection with activities contemplated under this Agreement.

(b)           The provisions of the preceding paragraph shall not apply to:

(i)            Operator’s performance which is in accordance with the local preference laws or policies of the State; or

(ii)           Operator’s acquisition of products or services from an Affiliate, or the sale thereof to an Affiliate, made in accordance with the terms of this Agreement.

19.3         Public Announcements

(a)           Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations; provided that, no public announcement or statement shall be issued or made unless prior to its release all the Parties have been furnished with a copy of such statement or announcement and the approval of at least two non-affiliated Parties holding fifty percent (50%) or more, of the Participating Interests has been obtained. Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Operator is authorised to issue and make such announcement or statement without prior approval of the Parties, but shall promptly furnish all the Parties with a copy of such announcement or statement.

(b)           if a Party wishes to issue or make any public announcement or statement regarding this Agreement or the Joint Operations, it shall not do so unless prior to its release, such Party furnishes all the Parties with a copy of such announcement or statement, and obtains the approval of at least two (2) Parties, which are non Affiliates, holding fifty percent (50%) or more of the Participating interests; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any State, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates as set forth in Clauses 15,1(a)(iii) and (vii).

19.4         Successors and Assigns

Subject to the limitation on transfer contained in Clause 12, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

19.5         Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Agreement no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

19.6         Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

19.7         Modifications

Except as is provided in Clauses 11.2(b) and 19.6, there shall be no modification of this Agreement except by written consent of all Parties.

19.8         Headings

The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

19.9         Singular and Plural

Reference to the singular includes a reference to the plural and vice versa.

19.10       Gender

Reference to any gender includes a reference to all other genders.

19.11       Counterpart Execution

This Agreement may be executed in a number of original counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Operator is authorised to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

19.12       Entirety

This Agreement is the entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior understandings and negotiations of the Parties.

19.13       Controlling Text

This Agreement is executed in both French and English. In the event of conflict between the two versions, the English shall be the controlling text.

IN WITNESS of their agreement each Party has caused its duly authorised representative to sign this instrument on the date indicated below such representative’s signature.

For and on behalf of	For and on behalf of
PERENCO OIL AND GAS (CAMEROON)	KOSMOS ENERGY CAMEROON HC
LTD	by:
by:

[SEAL]
/s/ G. Martin	/s/ William Hayes
Name : G. MARTIN	Name : WILLIAM HAYES

Date: 7/03/2008	Date : 21/III/08

For and on behalf of
SOCIETE NATIONALE DES
HYDROCARBURES
by:

Name :

Date :